Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

AMONG

VERTEX PHARMACEUTICALS INCORPORATED, as the Parent,

VERTEX PHARMACEUTICALS (CANADA) INCORPORATED, as the Purchaser,

- AND -

VIROCHEM PHARMA INC., as the Corporation,

- AND -

THE SECURITYHOLDERS OF

VIROCHEM PHARMA INC., as Vendors

- AND -

FRANÇOIS LEGAULT,

AS REPRESENTATIVE

OF CERTAIN OF THE SECURITYHOLDERS OF

VIROCHEM PHARMA INC.

MADE THIS

3rd DAY OF MARCH, 2009

McCarthy Tétrault LLP

i

5.05	Termination	52
5.06	Effect of Termination	53

ARTICLE 6 - CLOSING ARRANGEMENTS		54

6.01	Closing	54
6.02	Deliveries	54

ARTICLE 7 – SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION		57

7.01	Survival of Representations and Warranties	57
7.02	Indemnification by the Vendors and ViroChem Employees	58
7.03	Indemnification by the ESOP Holders	61
7.04	Indemnification by the Purchaser and the Parent	62
7.05	Claims for Fraud	63
7.06	Indemnification Procedures	63
7.07	Exclusive Remedy	65
7.08	Adjustment to Purchase Price	65
7.09	Securityholders’ Representative	65

ARTICLE 8 - GENERAL		67

8.01	Further Assurances	67
8.02	Time of the Essence	67
8.03	Fees and Commissions	67
8.04	Public Announcements	67
8.05	Benefit of the Agreement	68
8.06	Entire Agreement	68
8.07	Amendments and Waivers	68
8.08	Assignment	68
8.09	Notices	69
8.10	Remedies Cumulative	73
8.11	No Third Party Beneficiaries	73
8.12	Governing Law	74
8.13	Attornment	74
8.14	Severability	74
8.15	Representation by Counsel	74
8.16	Construction	74
8.17	Counterparts	75
8.18	Electronic Execution	75

ii

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of March 3, 2009

AMONG:

VERTEX PHARMACEUTICALS INCORPORATED, a corporation incorporated under the laws of The Commonwealth of Massachusetts (the “Parent”),

- and -

VERTEX PHARMACEUTICALS (CANADA) INCORPORATED , a corporation incorporated under the laws of the Province of British Columbia, Canada (the “Purchaser”),

- and -

VIROCHEM PHARMA INC., a corporation incorporated under the laws of Canada (the “Corporation”),

- and -

The persons and entities who are listed in Schedule A hereto under the caption “Vendors” (collectively, the “Vendors”).

- and -

FRANÇOIS LEGAULT, as representative of certain of the securityholders of ViroChem Pharma Inc. (the “Securityholders’ Representative”)

WHEREAS the Vendors are the beneficial and registered owners of the Shares;

WHEREAS the ViroChem Trust (as such term is defined hereinafter) holds the ViroChem Shares (as such term is defined hereinafter) in trust for and on behalf of the ViroChem Employees (as such term is defined hereinafter) and has the power to execute this Agreement (as such term is defined hereinafter) for and on behalf of itself and the ViroChem Employees who will have exercised, after the date hereof and prior to the Time of Closing (as such term is defined hereinafter), their options under the Trust ESOP (as such term is defined hereinafter) to acquire shares of the Corporation which are held by the ViroChem Trust at the time of execution of this Agreement and who will have intervened hereto by executing the intervention provided for in Section 6.02(2)(a) hereof;

WHEREAS the ESOP Holders (as such term is defined hereinafter) are those Persons (as such term is defined hereinafter) who will have exercised their options under the ESOP (as such term is defined hereinafter) after the date hereof and prior to the Time of Closing, will therefore hold the ESOP Shares (as such term is defined hereinafter) at the Time of Closing and will have intervened hereto by executing the intervention provided for in Section 6.02(2)(b) hereof;

AND WHEREAS the Purchaser desires to purchase, and the Vendors, including the ViroChem Trust, on its own behalf and for and on behalf of the ViroChem Employees, and the ViroChem Employees and the ESOP Holders desire to sell, the Shares (as such term is defined hereinafter), the ViroChem Shares and the ESOP Shares, which will constitute all of the issued and outstanding equity capital of the Corporation at the Time of Closing, upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01                        Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“2008 Audited Financial Statements” means the audited financial statements of the Corporation, prepared in accordance with Canadian generally accepted accounting principles, consisting of a balance sheet and statements of income, retained earnings and cash flows for each of the three years ended December 31, 2008, 2007 and 2006, together with the reports of Deloitte and Touche LLP, chartered accountants, thereon and the notes thereto.

“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with the referent person.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, and (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority having the force of law relating or applicable to such Person, property, transaction, event or other matter.

“Asset Purchase Agreement” means the asset purchase agreement dated April 7, 2004 between Shire and the Corporation, as amended on June 28, 2007.

“Audits” has the meaning set out in Section 3.02(16)(d).

“Audited Financial Statements” has the meaning set out in Section 3.02(5)(b).

“BDC” means BDC Capital Inc.

“Benefit Plans” has the meaning set out in Section 3.02(9)(a).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Québec, Canada or in Boston, Massachusetts.

“CDPQ” means Caisse de dépôt et placement du Québec.

“Canadian Purchase Price” means the portion of the Closing Purchase Price allocated to each Non-Resident Vendor notionally converted into Canadian dollars, using the noon exchange rate of the Bank of Canada on the Closing Date, as set out in Column 36 on the attached Schedule 2.02(2).

“Claims” means all losses, damages, expenses, liabilities (whether accrued, actual or contingent), claims and demands of whatever nature or kind including all reasonable legal fees and disbursements, but excluding any indirect, incidental, consequential, special or punitive damages or loss of profits (except to the extent awarded by a court of competent jurisdiction in any Third Party Proceedings) and with respect to a Claim that arises directly or indirectly out of or results from any inaccuracy or misrepresentation in the representations and warranties contained in Section 3.02(19) (Tax Matters), the amount of such Claim shall be computed after applying all the tax attributes of the Corporation (including any undeducted research and development expenditures, capital cost allowance, deductions, tax credits, non-capital losses, capital losses) actually available and valid at the Closing Date to reduce the amount of the Claim otherwise determined.

“Closing Balance Sheet” has the meaning set out in Section 2.04(5).

“Closing Date” means the first Business Day following the date on which the conditions set forth in Article 5 are satisfied (other than those conditions which by their nature are satisfied at closing) or waived, or such other date as mutually agreed by the Corporation and the Purchaser.

“Closing Purchase Price” means the amount equal to the sum of (i) the product of the (x) the volume-weighted average per share price of the Parent Shares as reported on The NASDAQ Stock Market on the trading day immediately prior to the Closing Date, and (y) the number of the Consideration Shares, as adjusted pursuant to Section 2.05, and (ii) the portion of the Purchase Price payable in cash pursuant to Section 2.03(2).

“Closing Reference Price” means the volume weighted average price of the Parent Shares as reported on The NASDAQ Stock Market during the following period: (i) if there are seventeen (17) or more trading days between the Public Announcement Date and the Closing Date, the period commencing on (and including) the seventeenth (17th) trading day prior to the Closing Date and ending on (and including) the third (3rd) trading day prior to the Closing Date, and (ii) if there are fewer than seventeen (17) trading days between the Public Announcement Date and the Closing Date, the period commencing on

(and including) the Public Announcement Date and ending on (and including) the trading day prior to the Closing Date..

“Confidentiality Agreement” means the confidentiality agreement between the Corporation and the Parent dated March 18, 2008.

“Consideration Shares” has the meaning set out in Section 2.03(1).

“Corporation” has the meaning set out in the recitals to the Agreement.

“CRA” means the Canada Revenue Agency.

“Encumbrance” means any lien, pledge, security interest, charge, claim, mortgage, hypothec, assignment, reservation of ownership, deed of trust, option, warrant, purchase right, right of first refusal or similar right, lease, easement or other encumbrance.

“Environmental Law” means any Applicable Law in respect of the natural environment, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of any Hazardous Substance.

“Environmental Permit” means any license, permit, authorization, certificate, approval or other similar documents issued or granted by any Governmental Authority pursuant to any Environmental Law.

“Escrow Agent” means Computershare Trust Company of Canada.

“Escrow Agreement” means the escrow agreement to be executed on or before the Closing Date among the Non-Resident Vendors, the Purchaser and the Escrow Agent in the form attached as Schedule 6.02(1)(e).

“ESOP” has the meaning set forth in Section 3.02(2)(e).

“ESOP Holder” means the holders of options under the ESOP as of the date hereof listed (with their aggregate options) in Schedule A, plus any additional options issued between the date hereof and the Time of Closing, who will have exercised such options for ESOP Shares prior to the Time of Closing.

 “ESOP Shares” means all of the shares in the share capital of the Corporation issued to the ESOP Holders pursuant to outstanding options under the ESOP as of the date hereof or options issued between the date hereof and the Time of Closing, which shares will have been issued by the Corporation to ESOP Holders upon exercise of such options prior to the Time of Closing.

“Estimated Closing Balance Sheet” means the unaudited balance sheet prepared by the Corporation showing an estimate of the assets and liabilities of the Corporation as at the Closing Date prepared in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with prior periods.

“Estimated Final Net Amount” means, without duplication of any items, (i) all cash on hand (including, for avoidance of doubt, the subscription price received for the issuance of the ESOP Shares), short-term investments, and GST and QST receivables shown on the Estimated Closing Balance Sheet, minus (ii) (a) all Indebtedness, (b) all Transaction Expenses not paid as of the Time of Closing as shown on the Estimated Closing Balance Sheet, and (c) the aggregate amount set forth in Column 14 of Schedule 2.02(2) payable to holders of options under the ESOP who have not exercised their options under the ESOP for ESOP Shares prior to the Time of the Closing. For the avoidance of doubt, the Estimated Final Net Amount may be either positive or negative after giving effect to the foregoing sentence.

“Exchange Act” has the meaning set out in Section 3.01(10)(e).

“FDA” means the United States Food and Drug Administration.

“Federal Withheld Amount” has the meaning set out in Section 2.06(2).

“Final Net Amount” means, without duplication of any items, (i) all cash on hand (including, for avoidance of doubt, the subscription price received for the issuance of the ESOP Shares), short-term investments, and GST and QST receivables shown on the Closing Balance Sheet, minus (ii) (a) all Indebtedness, (b) all Transaction Expenses not paid as of the Time of Closing, and (c) the aggregate amount set forth in Column 14 of Schedule 2.02(2) payable to holders of options under the ESOP who have not exercised their options under the ESOP for ESOP Shares prior to the Time of the Closing. For the avoidance of doubt, the Final Net Amount may be either positive or negative after giving effect to the foregoing sentence.

“Financial Statements” has the meaning set out in Section 3.02(5)(b).

“Fonds” means Fonds de solidarité des travailleurs du Québec (F.T.Q.).

“Form 8-K Financial Statements” means the financial statements of the Corporation required for Parent to comply with the requirements of Item 9.01 of Form 8-K and Regulation S-X under the Securities Act in connection with the preparation and filing of the Shelf Registration Statement.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial, regulatory or administrative authority, agency, commission, instrumentality, body or other governmental authority having or purporting to have jurisdiction in the relevant circumstances.

“GST” has the meaning set out in Section 3.02(19)(h).

“Hazardous Substance” means any substance, matter, waste, pollutant, hazardous substance, or contaminant as prohibited, regulated or reportable under any Environmental Law.

“HCV Products” means, collectively, VCH-759, VCH-916, and VCH-222.

“HIV Products” means VCH-286.

“Holdback Amount” means an amount equal to ten per cent (10%) of the Purchase Price, consisting of 25% in cash and the balance in such number of Parent Shares as calculated in the same manner as the Consideration Shares in Section 2.03(1). Each Vendor’s portion and ViroChem Employee’s portion of the Holdback Amount is equal to the sum of the amounts set forth in Columns 18 and 30 of Schedule 2.02(2).

“Holdback Escrow Agent” means Computershare Trust Company of Canada.

“Holdback Escrow Agreement” means the holdback escrow agreement to be executed on the Closing Date among the Vendors, Securityholders’ Representative, the ViroChem Trust, the Purchaser and the Holdback Escrow Agent in the form attached as Schedule 6.02(1)(d).

“Holdback Period” means a period of twelve (12) months from the Closing Date for the Vendors and the ViroChem Employees.

“IFML” means Les Investissements F.M. Legault Inc.

“Indebtedness” means (i) the amount of principal and accrued interest on indebtedness for borrowed money; (ii) the amount of principal and accrued interest on indebtedness evidenced by bonds, debentures, notes or similar instruments; (iii) the amount of obligations under conditional sale or other title retention agreements; or (iv) the amount of principal and accrued interest on indebtedness of others secured by (or for which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by the Person in question whether or not the amount of principal and accrued interest on indebtedness secured thereby have been assumed.

“Intellectual Property” means intellectual property of any nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions (whether patentable or not), compounds, formulae, recipes, product formulations, processes and processing methods, technology and techniques, and know-how.

“Interim Financial Statements” has the meaning set out in Section 3.02(5)(b).

“Investment Canada Act” means the Investment Canada Act (Canada).

“Knowledge of the Corporation” and all permutations thereof shall mean, with respect to any matter in question, the actual knowledge of Domenic De Luca, Gervais Dionne, Danièle Ethier, Celine Locas, François Legault and Louise Proulx.

“Latest Balance Sheet” has the meaning set out in Section 3.02(5)(b).

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review.

“License Agreements” has the meaning set out in Section  3.02(10)(d).

“Licensed Intellectual Property” means all material Intellectual Property (other than shrink-wrap or click-wrap software) that is licensed to the Corporation under a license agreement and which is used or held for use in, or is necessary for, the operation of the business of the Corporation as presently conducted.

“Material Adverse Effect” means, when used in connection with the Corporation, Parent or the Purchaser, any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, operations, financial condition, assets, or liabilities of the Corporation, Parent or the Purchaser, as applicable, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or is likely to be a Material Adverse Effect: (i) changes generally adversely affecting any of the Canadian, United States, European or worldwide economy or financial or securities markets (except to the extent that the Corporation, Parent or the Purchaser, as applicable, is disproportionately and materially affected thereby as compared to other similarly situated companies); (ii) changes adversely affecting the industry (or any segment thereof) in the United States, Canada, Europe or worldwide in which the Corporation, Parent or the Purchaser, as applicable, operates (except to the extent that the Corporation, Parent or the Purchaser, as applicable, is disproportionately and materially affected thereby as compared to other similarly situated companies); (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) the effect of any changes after the date hereof in Applicable Laws or accounting principles not uniquely relating to the Corporation, Parent or the Purchaser, as applicable; or (v) acts of war or terrorism or the outbreak of hostilities.

“Material Contracts” has the meaning set out in Section 3.02(15)(a).

“Non-Resident Vendor” has the meaning set out in Section 2.06(1).

“Notice of Dispute” has the meaning set out in Section 2.04(7).

“Owned Intellectual Property” means all material Intellectual Property that is owned by the Corporation and which is used or held for use in or necessary for the operation of the business of the Corporation as presently conducted.

“Parent” has the meaning set out in the recitals to the Agreement.

“Parent Shares” means shares of common stock in the capital of Parent.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Permits” means all permits, consents, waivers, licenses, certificates, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any Person.

“Power” means Power Corporation of Canada.

“Private Issuer” has the meaning set forth in section 2.4 of National Instrument 45-106 — Prospectus and Registration Exemptions.

“Product Permits” has the meaning set out in Section 3.02(16)(b).

“Products” has the meaning set out in Section 3.02(16)(a).

“Public Announcement Date” means the trading day on The NASDAQ Stock Market on which the transactions contemplated by this Agreement are first announced to the public, provided that if the announcement is made after the closing of the market, the Public Announcement Date shall be the next succeeding trading day.

“Purchase Price” has the meaning set out in Section 2.02(1).

“Purchase Price Increase” has the meaning set out in Section 2.04(10).

“Purchase Price Reduction” has the meaning set out in Section 2.04(10).

“Purchaser” has the meaning set out in the recitals to the Agreement.

“Purchaser Indemnitees” has the meaning set out in Section 7.02(1).

“QST” has the meaning set out in Section 3.02(19)(h).

“QTA” means the Taxation Act (Québec).

“Quebec Withholding Amount” has the meaning set out in Section 2.07(2).

“Reference Share Price” means $30.2148.

“Registration Rights Agreement” means the registration rights agreement to be executed on or before the Closing Date by Parent and each of the Vendors, the ViroChem Employees and the ESOP Holders in the form attached as Schedule 6.02(1)(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set out in Section 3.03(g).

“Securities Act” has the meaning set forth in Section 3.01(10).

“Securityholders’ Representative” has the meaning set out in the recitals to the Agreement.

“Shareholders Agreement” means the shareholders agreement dated April 7, 2004 between Picchio Holdings Inc., CDPQ, Fonds, BDC, Gervais Dionne, IFML, Shire, ViroChem Trust and Therapeutic Trust and the Corporation, to which have intervened, among others, Franklin M. Berger, Dr. Francesco Bellini, Vitus and Power.

“Shares” means all of the outstanding shares of the Corporation held by the Vendors as at the date hereof, but excluding the ViroChem Shares and the ESOP Shares.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Shire” means Shire Canada Inc. (a successor to Shire BioChem Inc.).

“Straddle Period” shall mean any period that begins prior to the Closing Date and ends after the Closing Date for which Tax Returns are required to be prepared and filed with any relevant Taxation Authority.

“Stub Period Returns” has the meaning set out in Section 4.05(3).

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms, remittances, information returns, reports, documents or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Taxation Authority.

“Taxation Authority” means any Governmental Authority that is entitled to impose Taxes or to administer any applicable Tax legislation.

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales tax, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant person, (iii) all employment insurance premiums, Canada, Québec and any other pension plan contributions or premiums, (iv) any instalment in respect of any such amounts required to be made, (v) any fine, penalty, interest, or addition to tax, (vi) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, (vii) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law; and (viii) any interest, fines and penalties imposed by any Governmental Authority in respect of any of the foregoing.

“Therapeutic Renaissance Trust Agreement” means the deed of settlement of trust of the Shire BioChem Renaissance Trust done and passed on March 15, 2004, as amended.

“Therapeutic Trust” means the Therapeutic Renaissance Trust.

“Therapeutic Trustees” means, collectively, Daniel Johnson, François Legault and Gervais Dionne.

“Third Party Auditors” has the meaning set out in Section 2.04(7).

“Third Party Claim” has the meaning set out in Section 7.06(2).

“Time of Closing” means 10:00 a.m. (Montreal time) on the Closing Date, or such other time as mutually agreed by the Corporation and the Purchaser.

“Transaction Expenses” means (i) the aggregate of any and all costs and expenses incurred and payable by the Corporation or on its behalf in connection with or related to the structuring, authorization, preparation, negotiation, execution and performance of this Agreement and related agreements, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts, and consultants; plus (ii) the liability of the Corporation for Quebec health service fund contributions or other Taxes, if any, payable by the Corporation in respect of the exercise of all stock options under the ESOP or the Trust ESOP exercised in contemplation of or in connection with this transaction (including any net exercise, cash out or similar disposition).  For greater certainty, “Transaction Expenses” shall not include the costs and expenses incurred in connection with the preparation of the Form 8-K Financial Statements.

“Trust ESOP” has the meaning set forth in Section 3.02(2)(c).

“Trusts” means, collectively, the ViroChem Trust and the Therapeutic Trust and “Trust” means any one of them.

“Trustees” means, collectively, the ViroChem Trustees and the Therapeutic Trustees, and “Trustee” means any one of them.

“Vendor Indemnitees” has the meaning set out in Section 7.04(1).

“Vendors” has the meaning set out in the recitals to the Agreement.

“ViroChem Employees” means the holders of options under the Trust ESOP as of the date hereof listed (with their aggregate options) in Schedule A, who will have exercised such options for ViroChem Shares prior to the Time of Closing.

“ViroChem Renaissance Trust Agreement” means the deed of settlement of trust of ViroChem Trust done and passed on March 15, 2004.

“ViroChem Shares” means all of the shares held by the ViroChem Trust subject to outstanding options under the Trust ESOP as of the date hereof, all of which shares will have been transferred by the ViroChem Trust to ViroChem Employees upon their exercise of such options by ViroChem Employees prior to the Time of Closing.

“ViroChem Trust” means the ViroChem Renaissance Trust.

“ViroChem Trustees” means, collectively, Daniel Johnson, François Legault and Gervais Dionne.

“Vitus” means Vitus Investments III Private Limited.

1.02                        Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03                        Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, and words importing any gender include all genders. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any Person other than the Vendors, ViroChem Employees, the ESOP Holders, the Corporation, Parent and the Purchaser.

1.04                        Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05                        Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, with respect to the Corporation and the Vendors, and generally accepted accounting principles in the United States and in Canada with respect to Parent and the Purchaser, respectively, as applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.06                        Actions on Non-Business Days

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.07                        Currency

Except as specifically noted, all references to currency herein are to lawful money of the United States of America.

1.08                        Control

(1)           For the purposes of this Agreement,

(a)                                  a Person controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b)                                 a Person controls an unincorporated entity, other than a limited partnership, if more than 50% of the ownership interests, however designated, into which the entity is divided are beneficially owned by that Person and the Person is able to direct the business and affairs of the entity; and

(c)                                  the general partner of a limited partnership controls the limited partnership.

(2)           A Person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

(3)           A Person is deemed to control, within the meaning of this Section 1.08(1)(a) or 1.08(1)(b), an entity if the aggregate of:

(a)                                  any securities of the entity that are beneficially owned by that Person; and

(b)                                 any securities of the entity that are beneficially owned by any entity controlled by that Person.

is such that, if that Person and all of the entities referred to in this Section 1.08(3)(b) that beneficially own securities of the entity were one Person, that Person would control the entity.

1.09                        Schedules

The following are the Schedules to this Agreement:

Schedule A	-	Share Ownership of the Corporation
Schedule 2.02(2)	-	Allocation of Purchase Price

Schedule 2.03(1)(a)	-	Holdback Escrow Agent Trust Account
Schedule 2.03(2)	-	McCarthy Tétrault Trust Account
Schedule 2.03(2)(c)	-	Escrow Agent Trust Account
Schedule 3.01(5)	-	No Conflict, Violation, Consents
Schedule 3.01(10)(a)(i)	-	Definition of U.S. Person
Schedule 3.01(10)(b)	-	Definition of an Accredited Investor
Schedule 3.02(1)(b)	-	Articles of Incorporation and By-Laws of the Corporation, as Amended
Schedule 3.02(2)(e)	-	ESOP
Schedule 3.02(5)(b)	-	Financial Statements
Schedule 3.02(6)	-	Undisclosed Liabilities
Schedule 3.02(7)	-	Changes and Unusual Transactions
Schedule 3.02(8)(a)	-	List of Directors, Officers, Employees, Consultants and Independent Contractors of the Corporation
Schedule 3.02(8)(b)	-	List of Employment, Consulting and Independent Contractor Agreements
Schedule 3.02(9)(a)	-	Benefit Plans
Schedule 3.02(10)(a)(i)	-	Registered and Applied for Owned Intellectual Property
Schedule 3.02(10)(a)(ii)	-	Rights of Others in the Owned Intellectual Property
Schedule 3.02(10)(b)	-	Registration, Maintenance and Fees for Owned Intellectual Property
Schedule 3.02(10(d)	-	License Agreements
Schedule 3.02(10)(e)	-	Consents Required to License or Sub-License
Schedule 3.02(10)(f)	-	Sufficiency of Intellectual Property
Schedule 3.02(10)(g)	-	Infringement of Third Party Intellectual Property Rights
Schedule 3.02(10)(h)	-	Infringement of Corporation Owned Intellectual Property
Schedule 3.02(10)(i)	-	Validity and Enforceability of Owned Intellectual Property
Schedule 3.02(11)	-	Lease Agreement and Related Agreements
Schedule 3.02(14)	-	Insurance Policies
Schedule 3.02(15)(a)	-	Material Contracts
Schedule 3.02(16)(a)	-	List of Products
Schedule 3.02(16)(c)(i)	-	List of Clinical Trials Conducted or Being Conducted in Canada or the United States
Schedule 3.02(16)(c)(ii)	-	List of Other Clinical Trials Planned or Contemplated
Schedule 3.02(16)(c)(iii)	-	Protocols for Clinical Trials
Schedule 3.02(16)(d)	-	List of Notices Disclosed to Purchaser
Schedule 3.02(17)(a)	-	Environmental Permits
Schedule 3.02(19)	-	Tax Matters
Schedule 3.02(20)	-	Financial Advisor
Schedule 6.02(1)(c)	-	Form of Registration Rights Agreement
Schedule 6.02(1)(d)	-	Form of Holdback Escrow Agreement
Schedule 6.02(1)(e)	-	Form of Escrow Agreement
Schedule 6.02(2)(a)	-	Form of Intervention of the ViroChem Employees
Schedule 6.02(2)(b)	-	Form of Intervention of the ESOP Holders
Schedule 6.02(2)(j)	-	Form of Legal Opinion of McCarthy Tétrault LLP
Schedule 6.02(3)(e)	-	Form of Legal Opinion of Purchaser’s Counsel

ARTICLE 2 - SALE AND PURCHASE

2.01                        Shares to be Sold and Purchased

Upon and subject to the terms and conditions hereof, at the Time of Closing, the Vendors will sell the Shares, the ViroChem Employees will sell the ViroChem Shares, and the ESOP Holders will sell the ESOP Shares, in each case, to the Purchaser, and the Purchaser will purchase from each Vendor, ViroChem Employee and ESOP Holder the Shares, ViroChem Shares and ESOP Shares, respectively, set forth opposite each name under the heading “Number of Shares” in Schedule A. The obligations of the Vendors, the ViroChem Employees and the ESOP Holders under this Article 2 shall be individual and separate, not joint or solidary.

2.02                        Purchase Price

(1)           The aggregate purchase price (the “Purchase Price”) for the Shares, ViroChem Shares and ESOP Shares shall be Four Hundred Million U.S. Dollars (US$400,000,000), subject to adjustment, if any, pursuant to Sections 2.04 and 2.05 of this Agreement.

(2)           The Purchase Price shall be allocated between the Vendors, ViroChem Employees and ESOP Holders, pro rata based on their ownership of the outstanding shares of the Corporation at the Time of Closing, as set forth in Column 6 on Schedule 2.02(2), with the amount set forth next to each Vendor’s, ViroChem Employee’s and ESOP Holder’s name on Column 6 of Schedule 2.02(2). The portion of the Purchase Price which constitutes the Holdback Amount shall be allocated between the Vendors and ViroChem Employees as set forth in Sections 2.03(1)(a) and 2.03(2)(a). Schedule 2.02(2) shall be updated to reflect the Estimated Final Net Amount and for any changes in the names of, or the outstanding shares held by, the Vendors, ViroChem Employees or ESOP Holders between the date of this Agreement and the Closing Date, as mutually agreed by the Corporation, the Parent and the Purchaser, including to revise such Schedule 2.02(2) following the calculation of the Estimated Final Net Amount and to remove the options under the ESOP reflected in Column 5 of Schedule 2.02(2) which have not been exercised prior to the Time of Closing.

2.03                        Payment of Purchase Price

(1)           Three Hundred Million U.S. Dollars (US$300,000,000) of the Purchase Price shall be paid to the Vendors, ViroChem Employees and ESOP Holders, pro rata based on their ownership of the outstanding shares of the Corporation immediately prior to the Time of Closing in consideration for the number of whole Shares, ViroChem Shares and ESOP Shares, respectively, as set forth in Columns 1, 2A and 5A of Schedule 2.02(2) by the delivery of such number of Parent Shares (the “Consideration Shares”) determined by dividing Three Hundred Million U.S. Dollars (US$300,000,000) by the Reference Share Price, the whole subject to adjustment, if any, upon the terms of Section 2.05; provided, however, that any fractional share to be issued shall be rounded down to the nearest whole share, with the number of Parent Shares set forth next to each Vendor’s, ViroChem Employee’s and ESOP Holder’s name on Column 32 of Schedule 2.02(2), provided that:

(a)                                  the share portion of the Holdback Amount shall be withheld from the Consideration Share portion of the Purchase Price payable to the Vendors and the ViroChem Employees with the portion of such amount attributed to each Vendor and ViroChem Employee set forth in Column 33 of Schedule 2.02(2), and delivered to the Holdback Escrow Agent in trust at the Time of Closing by delivering the share certificates representing same to the Holdback Escrow Agent to be dealt with by the Holdback Escrow Agent in accordance with the provisions of the Holdback Escrow Agreement. Each Vendor and ViroChem Employee shall contribute that portion of the Consideration Shares to be delivered to the Holdback Escrow Agent equal to such Person’s proportionate share of the total number of the Shares and ViroChem Shares held by the Vendors and ViroChem Employees.

(b)                                 in the event that the cash amount withheld pursuant to Section 2.03(2)(c) below is less than the amount required to be withheld in respect of Non-Resident Vendors as provided for in Section 2.06 and Section 2.07, then such number of Consideration Shares equal to the quotient of (x) the amount of such shortfall, and (y) the volume-weighted average per share price of the Parent Shares as reported on The NASDAQ Stock Market on the trading day immediately prior to the Closing Date, rounded up to the nearest whole share, shall be delivered to the Escrow Agent in trust at the Time of Closing by delivering the share certificates representing same to the Escrow Agent to be dealt with in accordance with the provisions of the Escrow Agreement.

(2)           The $100,000,000 balance of the Purchase Price shall be paid in cash at the Time of Closing for the benefit of the Vendors, ViroChem Employees and ESOP Holders, pro rata based on their ownership of the outstanding shares of the Corporation at the Time of Closing, in consideration for the number of whole Shares, ViroChem Shares and ESOP Shares, respectively, as set forth in Columns 1, 2B and 5B of Schedule 2.02(2), by delivering immediately available funds, in the amount set forth next to each Vendor’s, ViroChem Employee’s and ESOP Holder’s name on Column 17 of Schedule 2.02(2), by wire transfer to the McCarthy Tétrault Trust Account set out in Schedule 2.03(2), subject to the following:

(a)                                  the cash portion of the Holdback Amount shall be withheld from the cash portion of the Purchase Price payable to the Vendors and the ViroChem Employees in such amounts attributed to each Vendor and ViroChem Employee set forth in Column 18 of Schedule 2.02(2), and paid to the Holdback Escrow Agent in trust at the Time of Closing by wire transfer to the trust account set out in Schedule 2.03(1)(a) to be dealt with by the Holdback Escrow Agent during the Holdback Period in accordance with the provisions of the Holdback Escrow Agreement. Each Vendor and ViroChem Employee shall contribute that portion of the cash to be paid to the Holdback Escrow Agent equal to such Person’s proportionate share of the total number of the Shares and ViroChem Shares held by the Vendors and ViroChem Employees;

(b)                                 from the proportional share of the cash portion of the Purchase Price payable to the ESOP Holders, the Purchaser shall remit to the Corporation a portion of the

Purchase Price equal to the loan made by the Corporation to the ESOP Holders to fund the payment of the exercise price payable by each ESOP Holder in connection with the subscription to the ESOP Shares sold by it hereunder, the whole as set forth in Column 9 of Schedule 2.02(2), as converted into U.S. dollars using the noon exchange rate of the Bank of Canada on the Closing Date; and

(c)                                  the Federal Withheld Amount and the Quebec Withholding Amount, if any, in respect of Non-Resident Vendors, as set forth in Column 26 of Schedule 2.02(2), shall be withheld as provided for in Section 2.06 and Section 2.07 and paid to the Escrow Agent in trust at the Time of Closing by wire transfer to the trust account set out in Schedule 2.03(2)(c) to be dealt with by the Escrow Agent in accordance with the provisions of the Escrow Agreement.

(3)           Parent shall take all actions necessary to cause the Consideration Shares to be approved for listing on The NASDAQ Stock Market as at the Closing Date, subject to official notice of issuance.

(4)           Immediately prior to the Time of Closing, the Corporation shall pay the Transaction Expenses, or reflect them on the flow of funds to be distributed, out of the Purchase Price at the Time of Closing (and the Corporation shall accrue any Transaction Expenses that will not have been paid at or prior to the Time of Closing as expenses on the Estimated Closing Balance Sheet and Closing Balance Sheet).

(5)           Parent or the Purchaser shall not be required to deliver to any Vendor, ViroChem Employee or ESOP Holder any consideration for any such holder’s outstanding equity interest in the Corporation, or any other payments pursuant to this Article 2, until such Vendor, ViroChem Employee or ESOP Holder has delivered to Parent or the Purchaser certificates or other evidence of ownership of such Vendor’s, ViroChem Employee’s or ESOP Holder’s Shares, as applicable, duly endorsed in blank for transfer, and such other documentation as may be reasonably satisfactory to Parent. The Purchaser shall hold in trust the portion of the Purchase Price payable to or for the benefit of the holder of any certificate not presented at the Time of Closing, provided that no interest will be paid on the cash portion of the Purchase Price.

2.04                        Purchase Price Adjustment

(1)           At least three (3) Business Days prior to the anticipated Closing Date, the Corporation will, in good faith based on the most current information available to the Corporation and in accordance with the terms of this Section 2.04(1), prepare and deliver to the Parent and the Purchaser the Estimated Closing Balance Sheet determined as of 11:59 p.m. (Montreal time) on the Business Day immediately preceding the Closing Date; provided, however that all transactions occurring on the Closing Date but prior to the Time of Closing, including but not limited to the exercise of any options to acquire shares of the Corporation, shall be deemed to have occurred at 11:58 p.m. (Montreal time) on the Business Day immediately preceding the Closing Date, which Estimated Closing Balance Sheet shall include (i) a reasonably detailed estimation of Estimated Final Net Amount as of 11:59 p.m. (Montreal time) on the Business Day immediately preceding the Closing Date, and (ii) a schedule setting forth the Transaction Expenses as of the Closing Date, the payees under such Transaction Expenses and wiring instructions therefor. The Corporation and the Parent shall seek to agree, in good faith, upon the Estimated Final Net Amount; provided, however, in the event that the Corporation and the Parent fail or are unable to so agree on the Estimated Final Net Amount, the Purchase Price payable on the Closing Date shall be increased based upon the Estimated Final Net Amount furnished by the Corporation (which shall be deemed to be the Estimated Final Net Amount for purposes hereof) and any dispute concerning the amounts thereof shall be resolved after the Closing Date in accordance with Section 2.04(7).

(2)           On the Closing Date, immediately before the payments described in Section 2.04(3), Shire may exchange its Class B shares in the capital of the Corporation for Class A shares or Class C shares of the Corporation, on a one-for-one basis, and each of the ViroChem Trust and the Therapeutic Trust may exchange their Class C shares in the capital of the Corporation for Class A shares or Class B shares of the Corporation on a one-for-one basis.  The Vendors hereby consent to the foregoing and waive their pre-emptive rights relating thereto pursuant to Section 5 of the Shareholders Agreement.

(3)           On the Closing Date, immediately after giving effect to the issuance of the ESOP Shares and the transactions described in Section 2.04(2) but before the Time of Closing, the Corporation shall (i) reduce its stated capital pursuant to section 38(1)(b) of the Canada Business Corporations Act by an amount and/or (ii) pay a dividend in an amount, in either or both cases in aggregate amounts which shall be equal to the Estimated Final Net Amount, which shall be paid to the Vendors, ViroChem Employees and ESOP Holders prorated based on their ownership of the outstanding shares of the Corporation immediately before the Time of Closing as set forth in Column 6 of Schedule 2.02(2) by delivering immediately available funds by wire transfer to the McCarthy Tétrault Trust Account set out in Schedule 2.03(2).

(4)           At the Time of Closing, the Purchaser shall contribute to the stated capital account of the Class A Shares of the Corporation an amount of $5,000,000.

(5)           Forthwith after the Closing Date, the Securityholders’ Representative and the Corporation shall prepare an unaudited balance sheet showing the assets and liabilities of the Corporation determined as of 11:59 p.m. (Montreal time) on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”); provided, however, that all transactions occurring on the Closing Date but prior to the Time of Closing, including but not limited to the exercise of any options to acquire shares of the Corporation, shall be deemed to have occurred at 11:58 p.m. (Montreal time) on the Business Day immediately preceding the Closing Date, which Closing Balance Sheet shall include a reasonably detailed calculation of Final Net Amount as of 11:59 p.m. (Montreal time) on the Business Day immediately preceding the Closing Date. The Closing Balance Sheet shall be prepared in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with prior periods. The Securityholders’ Representative shall forward to the Purchaser the Closing Balance Sheet within thirty (30) calendar days after the Closing Date, together with appropriate supporting documentation consistent in scope and content with that which would be required for a reasonable auditor to perform an audit of same, taking into account, inter alia, appropriate thresholds.

(6)           The Purchaser undertakes to provide the adequate access to the required members of management of the Corporation and to instruct them accordingly in order to prepare with the Securityholders’ Representative the Closing Balance Sheet as contemplated in the foregoing paragraph.

(7)           If the Purchaser wishes to dispute any matter in the Closing Balance Sheet, it may do so by notice (“Notice of Dispute”) to the Securityholders’ Representative given within ten (10) Business Days of the delivery of the Closing Balance Sheet to the Purchaser. A Notice of Dispute shall specify the basis for each objection and the dollar amount involved. The parties shall use their commercially reasonable efforts to amicably resolve any matters identified in a Notice of Dispute as promptly as practicable. If any such dispute shall not have been resolved within ten (10) Business Days following the date on which the Notice of Dispute is given, then either party may refer such unresolved matters to KPMG LLP (the “Third Party Auditors”) for resolution. The Third Party Auditors shall decide on the item(s) in dispute as follows:

(a)                                  The Third Party Auditors shall have regard to the specifications of this Agreement, in particular the standards referred to in the second paragraph of this Section 2.04. The Purchaser shall make available all documents and information to the Third Party Auditors for their decision.

(b)                                 The Third Party Auditors shall give the parties the opportunity to discuss the item(s) in dispute and explain their position prior to rendering their decision. Each of the parties shall have the right to request the Third Party Auditors to hold an oral hearing.

(c)                                  The Third Party Auditors shall give their decision together with their reasoning in writing to each party as soon as reasonably practicable but no later than thirty (30) calendar days after the matter has been referred to them.

(8)           If no Notice of Dispute is given within the delay prescribed above, then the Closing Balance Sheet shall be final and binding on the parties as of and from the date of the delivery to the Purchaser. If a Notice of Dispute is given in accordance with this Section 2.04, then the Securityholders’ Representative and the Corporation, as applicable, shall, forthwith after having amicably resolved all matters identified in the Notice of Dispute or forthwith following the decision of the Third Party Auditors, as applicable, amend the Closing Balance Sheet to reflect their amicable resolution of all matters identified in the Notice of Dispute or the decision of the Third Party Auditors and deliver the Closing Balance Sheet to the Purchaser and such Closing Balance Sheet shall be final and binding on the Parties as of and from the date of such delivery.

(9)           The fees and disbursements of the Third Party Auditors shall be shared equally by the Purchaser and the Vendors, with the Vendors’ portion to be deducted from their pro rata share of the cash portion of the Holdback Amount as set forth on Column 18 of Schedule 2.02(2).

(10)         The Purchase Price shall be reduced (the “Purchase Price Reduction”) by the amount, if any, by which the Final Net Amount is lower than the Estimated Final Net Amount.

The Purchase Price shall be increased (the “Purchase Price Increase”) by the amount, if any, by which the Final Net Amount is greater than the Estimated Final Net Amount. Any applicable Purchase Price Reduction shall be payable to the Purchaser by a reduction of the Holdback Escrow Amount in accordance with the Holdback Escrow Agreement and any applicable Purchase Price Increase shall be payable in cash by the Purchaser to the Vendors, the ViroChem Employees and the ESOP Holders pro rata based on their ownership of the outstanding Shares, ViroChem Shares and ESOP Shares, respectively, as set forth in Column 6 of Schedule 2.02(2) within five (5) Business Days of the date on which the Closing Balance Sheet becomes final and binding on the parties by delivering immediately available funds by wire transfer to the McCarthy Tétrault Trust Account set out in Schedule 2.03(2).

2.05                        Share Consideration Adjustment

(1)           If the Closing Reference Price is less than the Reference Share Price and greater than 90% of the Reference Share Price, then the number of Consideration Shares issuable at closing shall be determined by dividing $300,000,000 by the Closing Reference Price.

(2)           If the Closing Reference Price is equal to 90% of the Reference Share Price or less, then the number of Consideration Shares issuable at closing shall be determined by dividing $300,000,000 by 90% of the Reference Share Price.

(3)           Subject to Section 2.05(4), if the Closing Reference Price is equal or superior to the Reference Share Price, then no adjustment to the number of Consideration Shares issuable at closing shall be made.

(4)           If as a result of an increase in the trading price of the Parent Shares on The NASDAQ Stock Market following the date hereof, the Corporation anticipates that the “cost of the Corporation”, as of the Closing Date, determined in accordance with U.S. generally accepted accounting principles, would exceed, with respect to Parent, the condition of significance in the definition of significant subsidiary in Rule 1-02(w)(1) of Regulation S-X under the Securities Act at the 50% percent level, if the Vendors unanimously so request, in their sole discretion, in writing at least three (3) Business Days prior to the Closing Date, the number of Consideration Shares issuable at the Time of Closing shall be reduced by the number of Consideration Shares specified in such notice.

(5)           During the period during which the Closing Reference Price is determined, Purchaser shall not (and shall not announce any intention to) acquire any Parent Shares in the open market or take any action that is prohibited under Regulation M under the Exchange Act in connection with a distribution of securities.

2.06                        Section 116 Withholding

(1)           On or before the Closing Date, Franklin M. Berger, Vitus, and all ESOP Holders and all ViroChem Employees who are non-residents of Canada, subject to Section 2.06(2), for purposes of the Tax Act (each a “Non-Resident Vendor”) will each deliver to the Purchaser a certificate in form and substance reasonably satisfactory to the Purchaser in respect of the sale and purchase of its respective Shares, ViroChem Shares or ESOP Shares, as applicable, issued pursuant to subsection 116(2) of the Tax Act, specifying a certificate limit in an amount that is not less than the Canadian Purchase Price allocated to such Non-Resident Vendor and setting out the correct name and address of the Non-Resident Vendor and the Purchaser and description of the Shares, ViroChem Shares or ESOP Shares, as applicable, disposed of by the Non-Resident Vendor.

(2)           If, on or before the Closing Date,

(a)                                  no certificate under section 116 of the Tax Act described at Section 2.06(1) or 2.06(2)(b) is delivered to the Purchaser by a Non-Resident Vendor, the Purchaser shall withhold from the portion of the Purchase Price payable to such Non-Resident Vendor in cash (pursuant to Section 2.03(2)(c)) and, to the extent of any shortfall in such amount, in Consideration Shares (pursuant to Section 2.03(1)(b)), an amount equal to 25% of the Canadian Purchase Price allocated to such Non-Resident Vendor, or

(b)                                 a certificate is issued by the CRA pursuant to subsection 116(2) of the Tax Act in respect of the disposition by a Non-Resident Vendor of the Shares, the ViroChem Shares or the ESOP Shares, as applicable, setting out the correct name and address of the Non-Resident Vendor and the Purchaser and description of the Shares, ViroChem Shares or ESOP Shares, as applicable, disposed of by the Non-Resident Vendor, but specifying a certificate limit in an amount that is less than the Canadian Purchase Price allocated to its respective Shares, ViroChem Shares or ESOP Shares, as applicable, and otherwise reasonably acceptable to the Purchaser, is delivered to the Purchaser, then the Purchaser shall withhold from the portion of the Purchase Price payable to such Non-Resident Vendor in cash (pursuant to Section 2.03(2)(c)) and, to the extent of any shortfall in such amount, in Consideration Shares (pursuant to Section 2.03(1)(b)), an amount equal to 25% of the amount by which the Canadian Purchase Price allocated to such Non-Resident Vendor exceeds the certificate limit specified on the certificate delivered to the Purchaser

(any such amount referred to as the “Federal Withheld Amount” for the Non-Resident Vendor).

(3)           The Purchaser will pay any such Federal Withheld Amount to the Escrow Agent on the Closing Date, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, and the amount so paid will be credited to the Purchaser as payment on account of a portion of the Purchase Price.

(4)           Where the Purchaser assigns the right to purchase the Shares, ViroChem Shares and ESOP Shares to an Affiliate of Purchaser, the Purchaser shall so notify the Non-Resident Vendors at least ten (10) days before the Closing Date and the Non-Resident Vendors shall notify the CRA that such Affiliate of the Purchaser, and not the Purchaser, is the Purchaser of the Shares, ViroChem Shares and ESOP Shares. In the event the Purchaser assigns the right to purchase the Shares, ViroChem Shares and ESOP Shares to an Affiliate of the Purchaser and the Purchaser duly notifies the Non-Resident Vendors of such assignment at least ten (10) days before the Closing Date, the provisions of this Section 2.06 shall apply as if the references to the Purchaser were references to such Affiliate of the Purchaser. In the event that the Purchaser fails to notify the Non-Resident Vendors of an assignment of its rights to purchase the Shares, ViroChem Shares and ESOP Shares in accordance with this paragraph, a certificate issued under subsection 116(2) of the Tax Act shall be valid for purposes of this Section 2.06 if it is issued under the name of the Purchaser. If such a notification is received by the Purchaser after the above-mentioned delay, the Non-Resident Vendors will nevertheless take the necessary steps to obtain another certificate issued under subsection 116(2) or subsection 116(4) of the Tax Act that correctly identifies such Affiliate as the “purchaser.”

(5)           The foregoing provisions will apply mutatis mutandis to any amount paid to a Non-Resident Vendor in respect of a Purchase Price Increase pursuant to Section 2.04.

2.07                        Section 1097 Withholding

(1)           On or before the Closing Date, Vitus will deliver to the Purchaser a certificate issued pursuant to section 1097 of the QTA in respect of the sale and purchase of its respective Shares, specifying a certificate limit in an amount that is not less than the Canadian Purchase Price allocated to Vitus and setting out the correct name and address of Vitus and the Purchaser and description of the Shares disposed of by Vitus.

(2)           If, on or before the Closing Date,

(a)                                  no certificate issued by the ministre du Revenu du Québec pursuant to section 1097 of the QTA described at Section 2.07(1) or 2.07(2)(b) is delivered to the Purchaser by Vitus, then the Purchaser shall withhold from the portion of the Purchase Price payable to Vitus in cash (pursuant to Section 2.03(2) (c)) and, to the extent of any shortfall in such amount, in Consideration Shares (pursuant to Section 2.03(1)(b)), an amount equal to 12% of its portion of the Canadian Purchase Price allocated to Vitus; or

(b)                                 a certificate is issued by the ministre du Revenu du Québec pursuant to section 1097 of the QTA in respect of the disposition by Vitus of its respective Shares setting out the correct name and address of Vitus and the Purchaser and description of the Shares disposed of by Vitus, but specifying a certificate limit in an amount that is less than the Canadian Purchase Price allocated to its Shares, is delivered to the Purchaser, then the Purchaser shall withhold from the portion of the Purchase Price payable to Vitus in cash (pursuant to Section 2.03(2)(c)) and, to the extent of any shortfall in such amount, in Consideration Shares (pursuant to Section 2.03(1)(b)), an amount equal to 12% of the amount by which the Canadian Purchase Price allocated to Vitus exceeds the certificate limit specified on the certificate delivered to the Purchaser

(any such amount referred to as the “Quebec Withholding Amount” for Vitus).

(3)           The Purchaser will pay any such Quebec Withholding Amount to the Escrow Agent on the Closing Date, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, and the amount so paid will be credited to the Purchaser as payment on account of a portion of the Purchase Price.

(4)           Where the Purchaser assigns the right to purchase the Shares to an Affiliate of Purchaser, Purchaser shall so notify Vitus at least ten (10) days before the Closing Date and Vitus shall notify the ministre du Revenu du Québec that such Affiliate of the Purchaser, and not the Purchaser, is the Purchaser of its Shares. In the event the Purchaser assigns the right to purchase the Shares to an Affiliate of the Purchaser and the Purchaser duly notifies Vitus of such assignment at least ten (10) days before the Closing Date, the provisions of this Section 2.07 shall apply as if the references to the Purchaser were references to such Affiliate of the Purchaser. In the event that the Purchaser fails to notify Vitus of an assignment of its rights to purchase the Shares in accordance with this paragraph, a certificate issued under 1097 of the QTA shall be valid for purposes of this Section 2.07 if it is issued under the name of the Purchaser. If such a notification is received by the Purchaser after the above-mentioned delay, Vitus will nevertheless take the necessary steps to obtain another certificate issued under 1097 or 1100 of the QTA that correctly identifies such Affiliate as the “purchaser.”

(5)           The foregoing provisions will apply mutatis mutandis to any amount paid to Vitus in respect of a Purchase Price Increase pursuant to Section 2.04 hereof.

ARTICLE 3- REPRESENTATIONS AND WARRANTIES

3.01                        Vendors’ Representations and Warranties

Each Vendor individually and separately and not jointly or solidarily represents and warrants to the Purchaser as follows in this Section 3.01. For greater certainty, each Vendor is providing the representations and warranties in this Section 3.01 only with respect to itself and its Shares and not with respect to any other Vendor or any other Vendor’s Shares:

(1)           Vendor’s Shares. The Vendor is the beneficial and registered owner of that number of Shares as set out opposite its name on Schedule A (other than in the case of the ViroChem Trust which is the registered owner of that number of Shares as set out opposite its name on Schedule A for the benefit of the ViroChem Employees which shall become the beneficial owners of such Shares upon exercise of their options under the Trust ESOP). All such Shares are owned free and clear of all liens, hypothecs, charges, encumbrances and any other rights of others (other than pursuant to this Agreement, the Shareholders Agreement, applicable securities laws, the ViroChem Trust and the Trust ESOP, as applicable), and such Vendor does not directly or indirectly own any shares of capital stock or other securities of the Corporation, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Corporation, other than as set forth on Schedule A.

(2)           Power, Authority, Right. The Vendor has the power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of its Shares to the Purchaser free and clear of all liens, hypothecs, charges, encumbrances and any other rights of others. Each Trustee has the power and authority to enter into, perform its obligations under and complete the transactions contemplated by this Agreement on behalf of the Trust for which it is a trustee.

(3)           Establishment and Incorporation.

(a)                                  Shire represents and warrants that it is a corporation duly incorporated, organized and subsisting in good standing under the Laws of Canada.

(b)                                 CDPQ represents and warrants that it is a corporation duly incorporated, organized and subsisting in good standing under An Act respecting the Caisse de dépôt et placement du Québec.

(c)                                  Fonds represents and warrants that it is an entity duly incorporated, organized and subsisting in good standing under An Act to establish the Fonds de solidarité des travailleurs du Québec (F.T.Q.).

(d)                                 BDC represents and warrants that it is a corporation duly incorporated, organized and subsisting in good standing under the Laws of Canada.

(e)                                  IFML represents and warrants that it is a corporation duly incorporated, organized and subsisting in good standing under the laws of Québec.

(f)                                    Power represents and warrants that it is a corporation duly incorporated, organized and subsisting in good standing under the Laws of Canada.

(g)                                 Vitus represents and warrants that it is a corporation duly incorporated, organized and subsisting in good standing under the laws of Singapore.

(h)                                 Each Trustee represents and warrants that the Trust of which it is the trustee has been established and settled and is validly existing under the Laws of the Province of Québec.

(4)           No Agreements. There is no agreement, contract, option, understanding, commitment or any other right of another, binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its Shares other than pursuant to the provisions of this Agreement, the Shareholders Agreement, the ViroChem Trust and Trust ESOP, as applicable, in each case, except as would not prevent the Vendor from performing its obligations hereunder. Except for the Shareholders Agreement and with respect to the ViroChem Trust and the Trust ESOP, no Vendor is bound by any shareholders agreement, pooling agreement, voting trust or other similar agreement with respect to the ownership or voting of any of its Shares in each case, except as would not prevent the Vendor from performing its obligations hereunder.

(5)           No Conflict, Violation, Consents. Except as set forth in Schedule 3.01(5), neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated in this Agreement by the Vendor will (i) result in the violation or breach, (ii) give rise to any material termination rights or material payment obligations under, or (iii) require the Vendor to obtain any consent, authorization or approval of any third party or Governmental Authority under any provision of:

(a)                                  any contract or other instrument to which the Vendor is a party or by which the Vendor is bound or to which any of its Shares is subject;

(b)                                 in the case of each of IFML, CDPQ, Fonds, BDC, Shire, Power and Vitus, its articles, by-laws or any other organizational documents of such company;

(c)                                  in the case of the Trusts, the declaration of trust or any other document settling and/or establishing the relevant Trust; or

(d)                                 any Applicable Law in respect of which the Vendor must comply in each case, except as would not prevent the Vendor from performing its obligations hereunder.

(6)           No Insolvency. The Vendor is not insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrance or receiver has taken possession of any of the Vendor’s property nor is any of the foregoing pending or threatened.

(7)           Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of such Vendor, threatened, which affects the Vendor’s ability to transfer good and valid title to the Vendor’s Shares to the Purchaser. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding affecting the Vendor’s ability to transfer good and valid title to the Vendor’s Shares to the Purchaser.

(8)           Binding Obligation. This Agreement constitutes the valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court.

(9)           Not a Non-Resident. Except for Franklin M. Berger and Vitus, none of the Vendors is a non-resident of Canada for purposes of the Tax Act or a partnership that is not a Canadian partnership for purposes of section 102 of the Tax Act, and, except for Vitus, the Shares will not constitute “taxable Québec property” contemplated in section 1097 of the QTA.

(10)         Investment in Parent’s Shares. Each Vendor acknowledges that it has been informed that Vendors who are not U.S. Persons, as that term is defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), will receive their Parent Shares pursuant to the exemption from registration provided in Rule 903 of Regulation S under the Securities Act as partial consideration for the Vendor’s Shares. Franklin M. Berger acknowledges that he has been informed that he will receive his Parent Shares pursuant to the exemption from registration provided in section 4(2) of the Securities Act and, as deemed appropriate, the rules promulgated thereunder. Each Vendor acknowledges that the information supplied by the Vendors in the representations contained herein will be relied upon by the Purchaser in concluding that the Parent Shares have been issued pursuant to Regulation S or another exemption from the U.S. securities registration requirements.

Each Vendor represents and warrants to the Purchaser with respect to itself only that:

(a)                                  such Vendor (A) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments such as would be involved in making a decision to accept the Parent Shares in the manner contemplated by this Agreement, (B) has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Parent Shares, and such Vendor’s financial situation is such that such Vendor can afford to bear the economic risks of holding the Parent Shares for an indefinite period of time and suffer complete loss of the investment, (C) has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Parent Shares, (D) has, in connection with its decision to acquire the Parent Shares, relied solely upon an independent investigation made by such Vendor and its advisors and the representations and warranties of the Purchaser and the Parent contained herein, and (E) is acquiring the Parent Shares hereunder solely for its own account and not with a view to, or for resale in connection with, any distribution or disposition thereof other than pursuant to an effective registration statement under the Securities Act or an exemption thereunder.

(i)                                     With the exception of Franklin M. Berger, such Vendor has reviewed Schedule 3.01(10)(a)(i) hereto and determined it is not a U.S. Person, as that term is defined in Rule 902(k) of Regulation S.

(b)                                 Franklin M. Berger has reviewed Schedule 3.01(10)(b) hereto and determined that he is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(c)                                  Such Vendor understands that the Parent Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder and Purchaser is relying upon the truth and accuracy of, and such Vendor’s compliance with, the representations, warranties, agreements, and acknowledgments of such Vendor.

(d)                                 Such Vendor acknowledges that the Parent Shares to be delivered to Vendor under this Agreement will not, at the time of delivery, be registered under the Securities Act or under the securities laws of any state or other jurisdiction. Such Vendor further acknowledges that the Parent Shares issued under this Agreement will be “restricted securities” (as defined in Rule 144 under the Securities Act) and may not be sold or transferred, except in accordance with the terms of the legend set forth below. Such Vendor acknowledges that any certificate or certificates evidencing the Parent Shares issued hereunder to that Vendor will bear a legend until the first to occur of the events described in clauses (A) or (D) of the legend set forth below with respect to such Parent Shares, at which time Parent, when and as requested by each Vendor, shall deliver at no charge an unlegended certificate with respect to such Parent Shares) substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED OR USED IN HEDGING TRANSACTIONS UNLESS (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS SHALL BE EFFECTIVE WITH REGARD THERETO OR (B) THE SHARES ARE PERMITTED TO BE RESOLD UNDER RULE 144 OR (C) THE RESALE IS MADE OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT AND THE APPLICABLE LAWS OF SUCH NON-US JURISDICTION OR (D) IN THE OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO VERTEX PHARMACEUTICALS INCORPORATED, REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.”

(e)                                  Such Vendor represents and warrants to Purchaser that it will not, directly or indirectly, offer, sell, pledge, sell short, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any Parent Shares except in compliance with the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and any other Applicable Laws.

3.02                        Corporation’s Representations and Warranties

The Corporation represents and warrants as follows:

(1)           Establishment, Incorporation, Corporate Power.

(a)                                  The Corporation is a corporation duly incorporated, organized and subsisting in good standing under the Laws of Canada with the corporate power to own, lease and operate the property and assets now owned, leased or operated by it and to carry on its business. The Corporation conducts business only in the Province of Quebec.

(b)                                 Schedule 3.02(1)(b) contains a true and complete copy of the Corporation’s articles of incorporation and by-laws, as amended, in force as of the date hereof and there are no undertakings to amend such articles or by-laws.

(c)                                  The Corporation is a Private Issuer and is not a reporting issuer under Canadian securities legislation; there is no published market for the Shares, the ViroChem Shares or the ESOP Shares; on the date hereof, the aggregate number of holders of the Shares, the ViroChem Shares and the ESOP Shares is not more than fifty (50), exclusive of holders who (i) are in the employment of the Corporation or an Affiliate of the Corporation, or (ii) were formerly in the employment of the

Corporation or in the employment of an entity that was an Affiliate of the Corporation at the time of that employment, and who while in that employment were, and have continued after that employment to be, security holders of the Corporation.

(d)                                 The Corporation has the power, authority and right to enter into and deliver this Agreement and perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(2)           Capitalization.

(a)                                  The authorized capital of the Corporation consists of an unlimited number of Class A Shares, 725,000 Class B Shares and an unlimited number of Class C Shares.

(b)                                 The issued capital of the Corporation as at the date hereof together with the name of each beneficial and registered shareholder and the number of shares held by each shareholder is included on Schedule A under the caption “Vendors” and the Shares have been validly issued, are outstanding and are fully paid and non-assessable and have been issued in compliance with (i) all Applicable Laws, and (ii) all requirements set forth in any applicable contracts.

(c)                                  Except for the ViroChem Renaissance Trust Agreement and the employee stock option plan relating thereto (the “Trust ESOP”), the Therapeutic Renaissance Trust Agreement and the Shareholders Agreement, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements or understandings to which the Corporation is a party or, to the Knowledge of the Corporation, with respect to the ownership or voting of the shares of the Corporation or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of the Corporation.

(d)                                 The ViroChem Employees are the only holders of options to acquire shares held by the ViroChem Trust and are detailed on Schedule A under the caption “ViroChem Employees”.

(e)                                  There is no contract, option, other convertible security or any other right of another binding upon or which at any time in the future may become binding upon the Corporation to allot or issue any of the unissued shares in the share capital of Corporation or to create any additional class of shares except under the “ViroChem Pharma Inc. Stock Option Plan for Employees, Non-Employee Directors and Consultants” (the “ESOP”), a copy of which is attached hereto as Schedule 3.02(2)(e).

(f)                                    The only options, warrants or other rights to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Corporation presently issued and outstanding are the options held by the ESOP Holders as detailed on Schedule A under the caption “ESOP Holders.” Prior to the Time of Closing (i) each such option will have been exercised or cancelled with the written consent of the holder of such option, or (ii) the aggregate amount set forth in Column 14 of Schedule 2.02(2) payable to holders of options under the ESOP who have not exercised their options under the ESOP for ESOP Shares prior to the Time of the Closing shall be included in the Estimated Final Net Amount. Upon exercise as contemplated under this Agreement, the ESOP Shares will be validly issued, outstanding and fully paid and non-assessable and will have been issued in compliance with (i) all Applicable Laws, and (ii) all requirements set forth in any applicable contracts, including the ESOP.

(g)                                 At the Time of Closing, the options under the Trust ESOP will be exercised or cancelled. Upon exercise of the options under the Trust ESOP and the transfer of the Shares held by the ViroChem Trust to the ViroChem Employees as contemplated under this Agreement, the ViroChem Shares will be validly issued, outstanding and fully paid and non-assessable and will have been issued in compliance with (i) all Applicable Laws, and (ii) all requirements set forth in any applicable contracts, including the ViroChem Trust and the Trust ESOP.

(3)           No Conflict, Violation, Consents. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated in this Agreement by the Corporation will (i) result in the violation or breach, (ii) give rise to any termination rights or material payment obligation under, or (iii) require any consent, authorization or approval of any third party or Governmental Authority under any provision of:

(a)                                  the Corporation’s articles of incorporation and by-laws, as amended, in force as of the date hereof;

(b)                                 any agreement or other instrument to which the Corporation is a party or by which the Corporation is bound, except as could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect; and

(c)                                  any Applicable Law in respect of which the Corporation must comply, except as could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(4)           Subsidiaries. The Corporation does not have any subsidiaries or any agreements, options or commitments to acquire any shares or securities of any corporation, partnership or trust.

(5)           Financial Statements.

(a)                                  The accounting and financial books and records of the Corporation are complete and accurate in all material respects.

(b)                                 The audited financial statements of the Corporation, consisting of a balance sheet and statements of income, retained earnings and cash flows for each of the three years ended December 31, 2007, 2006 and 2005, together with the reports of Deloitte and Touche LLP, chartered accountants, thereon and the notes thereto (collectively, the “Audited Financial Statements”), and the unaudited balance sheet as of December 31, 2008 (the “Latest Balance Sheet”) and the related statements of income, retained earnings and cash flows for the twelve-month period ending December 31, 2008 (the “Interim Financial Statements”, and together with the Audited Financial Statements, collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 3.02(5)(b):

(i)                                     are in all material respects in accordance with the accounting and financial books and records of the Corporation as at the respective dates then ended;

(ii)                                  are true and correct in all material respects and present fairly in all material respects the financial position of the Corporation as at the respective dates then ended, and the results of operations and cash flows of the Corporation for the periods covered thereby, all in accordance with Canadian generally accepted accounting principles consistently applied (except as may be noted therein); and

(iii)                               have been prepared in accordance with Canadian generally accepted accounting principles consistently applied (except as may be noted therein);

provided, however, that the Interim Financial Statements are subject to normal year-end audit adjustments (which are not expected to be material) and do not contain footnotes required under Canadian generally accepted accounting principles.

(6)           Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.02(6), the Corporation has not incurred any liabilities or obligations required in accordance with Canadian generally accepted accounting principles to be reflected on the Corporation’s balance sheet which continue to be outstanding, except (a) as disclosed on the Latest Balance Sheet, (b) for the Transaction Expenses paid prior to the Time of Closing or reflected on the Estimated Closing Balance Sheet, (c) as incurred in the ordinary course of business since the date of the Latest Balance Sheet or (d) which are not individually or in the aggregate reasonably expected to have a Material Adverse Effect.

(7)           Absence of Changes and Unusual Transactions. Except as set forth on Schedule 3.02(7), since December 31, 2007, the Corporation has operated its business in all material respects in the ordinary course of business (except with respect to the transactions contemplated hereby and except for confidentiality agreements or other agreements entered into by the Corporation in the context of the sale of the Shares, the ViroChem Shares and the ESOP Shares) and has not:

(a)           experienced any change in its financial condition or operations other than changes in the ordinary course of business, none of which individually or in the aggregate has had or would reasonably be anticipated to result in a Material Adverse Effect;

(b)           transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected in the Latest Balance Sheet or cancelled any material debts or entitlements or released or relinquished any material contractual rights;

(c)           made any change in its accounting principles, policies, practices or methods;

(d)           cancelled or waived any debt, claim or other right;

(e)           incurred or assumed any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

(f)            mortgaged, pledged, granted a security interest in or otherwise created a lien on any of its property or assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the Corporation or operation of the business;

(g)           entered into any contract or any other transaction that was not in the ordinary course of business, except with respect to the transactions contemplated hereby and except for confidentiality agreements or other agreements entered into by the Corporation in the context of the sale of the Shares, the ViroChem Shares and the ESOP Shares;

(h)           terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Material Contract or taken or failed to take any action that would entitle any party to a Material Contract to terminate, modify, cancel or amend any Material Contract;

(i)            made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business; or

(j)            authorized, agreed or otherwise become committed to do any of the foregoing.

(8)           Employees.

(a)           Schedule 3.02(8)(a) sets forth, as of the date hereof, a complete and accurate list of the directors, officers, employees, consultants and independent contractors of the Corporation, including their position/title; their status (i.e., full time, part time, temporary, casual, seasonal, co-op student); their total length of employment; and

whether any employees are on any approved or statutory leave of absence, and, if so, the reason for such absence and the expected date of return.

(b)           As of the date hereof, the Corporation does not have any employment, consulting or independent contractor agreement with any person whomsoever except those agreements listed in Schedule 3.02(8)(b), copies of which have been delivered or made available to the Purchaser. All past and current employees of and consultants and independent contractors to the Corporation who have contributed to the Owned Intellectual Property have executed invention and discovery agreements as are customary for the business of the Corporation whereby each of them agrees to assign to the Corporation all of their right, title and interests to inventions, discoveries and other intellectual property created in the course of their employment or consulting with the Corporation and in connection with the business of the Corporation.

(c)           The Corporation is in all material respects in compliance with all Applicable Laws relating to employees, consultants and independent contractors.

(d)           As of the date hereof, there is no proceeding, action, suit, claim, complaint or application for certification pending or, to the Knowledge of the Corporation, threatened by any current or former director, employee, consultant or contractor against the Corporation that would reasonably be expected to have a Material Adverse Effect.

(e)           As of the date hereof, the Corporation is not a party, either directly, voluntarily or by operation of law, to any collective agreement, letter of understanding, letter of intent or other similar agreement or undertaking with any bargaining agent, trade union or association which may qualify as a trade union, which would apply to any of its employees.

(f)            All unused vacation days for the Corporation’s employees as of the date of the Latest Balance Sheet are properly reflected in the employee records of the Corporation.

(g)           There is no pending labour dispute, strike, lock-out, slowdown, work stoppage or other labour conflict that would reasonably be expected to have a Material Adverse Effect.

(9)           Benefit Plans.

(a)           Except for the ESOP and the Trust ESOP and such other agreements and plans as are listed in Schedule 3.02(9)(a) (the “Benefit Plans”), as of the date hereof, the Corporation is not bound by or a party to any benefit plan including, without limitation, any pension plan or any arrangement providing for the payment of benefits after the employee’s retirement maintained by or on behalf of the Corporation for any of its employees.

(b)           The Corporation has made available to the Purchaser a copy of each Benefit Plan, as well as any funding agreements and service provider contracts or other contracts related to each such the Benefit Plan in respect of which the Corporation would be reasonably expected to have liability, and any other material document that supports each Benefit Plan and no promises or commitments have been made by the Corporation to amend any Benefit Plan.

(c)           All Benefit Plans have been established, registered and qualified, and are being administered and funded in all material respects in accordance with the terms of such Benefit Plans and all Applicable Laws.

(d)           None of the Benefit Plans provide for benefit increases, or the acceleration of vesting or funding obligations or an increase thereof that are contingent solely upon, or will be triggered solely by, the completion of the transactions contemplated herein.

(e)           None of the Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(f)            As of the date hereof, there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or, to the Knowledge of the Corporation, threatened involving any Benefit Plan or its assets.

(10)         Intellectual Property.

(a)           All of the Owned Intellectual Property that (i) is registered or granted or (ii) applied for and pending is set out on Schedule 3.02(10)(a)(i). Except as disclosed in Schedules 3.02(10)(a)(ii) and 3.02(10)(g), the Corporation holds the entire right, title and interest in and to all of the Owned Intellectual Property free and clear of any Encumbrances, except such Encumbrances as could not reasonably be expected to have a Material Adverse Effect.

(b)           The Owned Intellectual Property has been duly registered or applications to register the same have been filed in all appropriate offices, as set forth on Schedule 3.02(10)(a)(i), consistent with the prevailing intellectual property practices of the Corporation or its predecessors, and any such applications or registrations are in good administrative standing. Except as disclosed in Schedule 3.02(10)(b), all necessary registration, maintenance or annuity, and renewal fees in connection with the Owned Intellectual Property have been timely made (having regard to any available periods of extension, reinstatement, restoration or late payment) and are current, except where any deficiency could not reasonably be expected to have a Material Adverse Effect.

(c)           As of the date hereof, the Corporation has the right and license to use the Licensed Intellectual Property from the purported licensors thereof in the manner used in the business of the Corporation as currently conducted.

(d)           All agreements relating to the license or sublicense of the Owned Intellectual Property or Licensed Intellectual Property (the “License Agreements”) have been made available to Parent as of the date hereof; provided, however, that confidentiality agreements and other agreements entered into by the Corporation in the context of the sale of the Shares, the ViroChem Shares and the ESOP Shares have been provided to Parent in redacted form. All agreements relating to the license to the Corporation from others of the Licensed Intellectual Property as it pertains to the development, manufacture or use of the VCH-759 or VCH-222 products as same are being developed, manufactured or used by the Corporation as of the date hereof are set forth in Schedule 3.02(10)(d). All royalty-bearing agreements relating to the license or sublicense by the Corporation to others of the Owned Intellectual Property or Licensed Intellectual Property are set forth on Schedule 3.02(10)(d).  The Corporation is not a party to any contract to pay any ongoing royalty or other fee to use the Licensed Intellectual Property except as set out in Schedule 3.02(10)(d).

(e)           Except as set out in Schedule 3.02(10)(e), as of the date hereof, no consents from the purported licensors thereof are required in order for the Licensed Intellectual Property to be licensed or sub-licensed to a third party in the manner such licensing or sub-licensing has been effected to date in the conduct of the business of the Corporation.

(f)            Except as set out in Schedule 3.02(10)(f), to the Knowledge of the Corporation, and as of the date hereof, the Owned Intellectual Property and the Licensed Intellectual Property constitute all of the material Intellectual Property used in, held for use in, or required (i) to carry on, the business of the Corporation as currently conducted or (ii) if the HCV Products were to be commercialized as of the date hereof, to develop, manufacture or use the HCV Products as same are being developed, manufactured or used by the Corporation, and to sell the HCV Products as so developed, manufactured or used.

(g)           Except as set out in Schedule 3.02(10)(g), to the Knowledge of the Corporation and as of the date hereof, neither the use of the Owned Intellectual Property or the Licensed Intellectual Property, as same are used in the business of the Corporation as currently conducted, nor the conduct of the business of the Corporation as currently conducted nor, if the HCV Products were to be commercialized as of the date hereof, the development, manufacture or use of the HCV Products as same are being developed, manufactured or used by the

Corporation or the sale of the HCV Products as so developed, manufactured or used, infringes or misappropriates the Intellectual Property rights of any other person, and the Corporation has not received any written demand or claim by any person (except from a government intellectual property office in the course of ordinary prosecution of the Owned Intellectual Property) that any of the Owned Intellectual Property or Licensed Intellectual Property is, or may be, invalid or that the Corporation or any of its technology or the use by the Corporation of any Intellectual Property infringes upon or misappropriates any patent or other intellectual property right of any third party. None of the Owned Intellectual Property has been or is the subject of any interference or opposition proceedings, nor, to the Knowledge of the Corporation, are there any threatened interference or opposition proceedings in respect of same.

(h)           Except as set out in Schedule 3.02(10)(h), to the Knowledge of the Corporation, no infringement of the Owned Intellectual Property is occurring.

(i)            Except as disclosed in Schedule 3.02(10)(i), to the Knowledge of the Corporation, (i) the Owned Intellectual Property that has been issued is valid, (ii) there is no prior art other than has been made of record or otherwise revealed during prosecution of the Owned Intellectual Property that would materially adversely affect the patentability of any Owned Intellectual Property that is pending or issued, and (iii) all of the rights of the Corporation in the Owned Intellectual Property that is issued are enforceable.

(j)            To the Knowledge of the Corporation, all named inventors under the Owned Intellectual Property listed in Schedule 3.02(10)(a)(i) and that pertains to the VCH-759 or VCH-222 products were under obligation to assign their inventions to their respective employers. To the Knowledge of the Corporation, all named inventors for U.S. application Serial No. 10/166,030 filed on June 11th 2002, now U.S. patent No.  6,887,877, were under an obligation to assign their inventions therein to their respective employers.

(11)         Real Property. Except as set forth in the lease agreement, together with all amendments, subleases, extensions, renewals, guaranties, licenses, concessions and other agreement (whether written or oral) relating thereto, copies of which are attached hereto as Schedule 3.02(11), the Corporation does not own, lease or otherwise have any rights in or to any real or immovable property, and the Corporation is not a lessor or sublessor under any lease or sublease. There are no amounts disputed by the Corporation and not paid to the landlord with respect to the said lease and the lease and its contractual terms are legal, valid, binding, enforceable and in full force and effect. Neither the Corporation nor, to the Knowledge of the Corporation, any other party to said lease is in breach or default under the lease, and, to the Knowledge of the Corporation, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination of the lease, or the modification or acceleration of rent under the lease. There are no oral leases of the Corporation.

(12)         No Insolvency. The Corporation is not insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrance or receiver has taken possession of any of the Corporation’s property nor is any of the foregoing pending or threatened.

(13)         Legal Proceedings. There is no Legal Proceeding (whether or not purportedly on behalf of the Corporation) in progress, pending or, to the Knowledge of the Corporation, threatened against or affecting the Corporation or any of its property or assets or title thereto, nor, to the Knowledge of the Corporation, is there any basis on which any such Legal Proceeding might be commenced. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding against or, to the Knowledge of the Corporation, affecting the Corporation or any of its property or assets.

(14)         Insurance. Schedule 3.02(14) contains a list indicating all insurance policies maintained by the Corporation, as of the date hereof, which list specifies the insurer, the amount of the coverage, the type of insurance and the policy number and any claims thereunder, and true, correct and complete copies of such insurance policies have been provided or made available to the Purchaser. To the Knowledge of the Corporation, no event has occurred or circumstance exists which would provide the insurer grounds to rescind, cancel, or non-renew the insurance policies listed in Schedule 3.02(14).

(15)         Contracts and Commitments.

(a)           Other than (i) the Asset Purchase Agreement and any contracts or commitments assigned or assumed thereunder, (ii) the lease disclosed on Schedule 3.02(11), (iii) the employment and consulting agreements listed on Schedule 3.02(8)(b), (iv) the License Agreements relating to the license to the Corporation from others of the Licensed Intellectual Property as it pertains to the development, manufacture or use of the VCH-759 or VCH-222 products as same are being developed, manufactured or used by the Corporation as of the date hereof, and (v) the contracts disclosed on Schedule 3.02(15)(a) (collectively, the “Material Contracts”), the Corporation is not a party to any contract or commitment that is not cancellable by the Corporation without penalty (and by the Purchaser following the Time of Closing) on less than twelve (12) months’ notice or that would require expenditures by the Corporation in the aggregate to be made thereunder in excess of CN$50,000.

(b)           The Corporation is not in default or breach in any material respect of any Material Contract and, to the Knowledge of the Corporation, there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a default or breach by any party to a Material Contract, and all the Material Contracts are in all material respects in good standing and in full force and effect.

(c)           Except as set forth in Schedule 3.02(8)(b) or for the Trusts, Trust ESOP, ESOP and Shareholders Agreement, no officer, director or Affiliate of the Corporation is a party to any transaction with the Corporation, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to or payments from any such Person, other than employment-at-will arrangements in the ordinary course of business.

(d)           The Asset Purchase Agreement is valid, binding and enforceable upon the Corporation in accordance with its terms and is in full force and effect, subject to bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court. Neither the Corporation nor, to the Knowledge of the Corporation, Shire, is in default of any of its obligations under the Asset Purchase Agreement. The Corporation has not waived any rights or defaults under the Asset Purchase Agreement, and, to the Knowledge of the Corporation, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a default or breach by the Corporation under the Asset Purchase Agreement or, to the Knowledge of the Corporation, would constitute a default or breach by Shire. The Corporation has not received any notice that the Asset Purchase Agreement has been or will be terminated or that the Corporation is in material default of its obligations under the Asset Purchase Agreement. The Corporation has no intention of terminating the Asset Purchase Agreement and, to the Knowledge of the Corporation, there is no event, circumstances or grounds upon which the Asset Purchase Agreement may be terminated by either party for breach.

(16)         Regulatory.

(a)           Schedule 3.02(16)(a) hereto sets forth a true, complete and accurate list, as of the date hereof, of all the HCV Products and HIV Products (collectively, the “Products”). The Corporation is not developing any other drug candidates or products other than the Products, and the Corporation has not conducted and is not conducting or planning to conduct, as of the date hereof, any preclinical development studies or clinical trials in respect of drug candidates or products other than the Products. The Corporation does not commercially market any products.

(b)           The Corporation has obtained such approvals or authorizations of Governmental Authorities, including: (i) all such permits required by Health Canada and the FDA as are currently required under Applicable Law to manufacture, possess, transport, package, label, test, import, export the Products in order to carry out each of the preclinical development studies and clinical trials that have been conducted or, if still pending, are being conducted, with respect to the Products, and (ii) all such permits required from Health Canada or the FDA to otherwise conduct its business in the manner in which it is currently conducted (collectively, the “Product Permits”), except for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Corporation has satisfied all of the requirements of and fulfilled and performed all of its obligations with respect to the Product Permits, and, to the Knowledge of the Corporation, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Product Permits, except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect.

(c)           The Corporation has submitted to Health Canada a clinical trial application for each clinical trial that it has conducted or sponsored in Canada and has submitted to the FDA an investigational new drug application for each Product for which a clinical trial has been or is being conducted or sponsored in the United States, each of which is listed on Schedule 3.02(16)(c)(i). All such submissions and applications were made in compliance in all material respects with all Applicable Laws and no material deficiencies have been asserted to the Corporation by Health Canada or the FDA with respect to any such submission or application. The Corporation has not conducted or sponsored and is not conducting or sponsoring any clinical trials with respect to the Products in any country other than in Canada and the United States. Schedule 3.02(16)(c)(ii) includes a list of all clinical trials and the countries in which such clinical trials are currently planned or contemplated to be conducted or sponsored by the Corporation with respect to the Products. Schedule 3.02(16)(c)(iii) includes the protocols for all clinical trials listed in Schedule 3.02(16)(c)(i) and all clinical trials listed in Schedule 3.02(16)(c)(ii).

(d)           All tests, preclinical development studies and clinical trials conducted by or, to the Knowledge of the Corporation, on behalf of the Corporation were and, if still pending, are being conducted in all material respects in accordance with Applicable Laws and experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for drugs comparable to the Products being developed by the Corporation. The Products that were the subject of any such tests, preclinical development studies and clinical trials conducted by or, to the Knowledge of the Corporation, on behalf of the Corporation were and, if still pending, are being manufactured in all material respects in accordance with Applicable Laws and procedures and controls pursuant to, where applicable, accepted professional and scientific standards for drugs comparable to the Products being developed by the Corporation. Except as disclosed in Schedule 3.02(16)(d), the Corporation has never been inspected by Health Canada, the FDA or any Governmental Authority exercising comparable authority or entity acting on their behalf or received any correspondence with respect to an inspection. The Corporation has disclosed to the Parent in all material respects: (i) all notices or communications of investigations, inquiries, adverse findings or other material notices alleging violation of or deviations from Applicable Laws and all response to such notices; and (ii) any regulatory audit reports by an outside auditor received by the Corporation in respect of the Products (“Audits”) and all responses to such Audits by the Corporation or an outside auditor. For purposes of (i)-(ii) above, true, correct and completes copies of all notices or communications of investigations, inquiries, adverse findings or other material notices alleging violation of or deviations from Applicable Laws received by the Corporation prior to the date hereof and all responses to such notices have been delivered or made available to Parent. Schedule 3.02(16)(d) contains a list of all notices or communications of investigations, inquiries, adverse findings or other material notices that were so disclosed or made available to Parent.

(e)           The Corporation maintains records that provide, in all material respects, true, complete and accurate information about its research and development of the Products, relating to tests, preclinical development studies and clinical trials conducted by or on behalf of the Corporation. As of the date hereof, such records relating to preclinical development studies, clinical trials, clinical trial results and all associated adverse events and serious adverse events as such terms are used in each of the clinical protocols, and tests forming part of the Corporation’s clinical trial applications or investigational new drug applications as well as relevant available data to support planned clinical trials and clinical trial applications or investigational new drug applications relating to the Products have been fully disclosed or made available to the Purchaser with the exception of laboratory notebooks.

(f)            The Corporation has not received any written notices or correspondence from Health Canada, the FDA or any Governmental Authority exercising comparable authority or the institutional review board at any site at which a preclinical development study or a clinical trial was or is being performed requiring the termination, suspension or material modification of any preclinical development studies or clinical trials conducted by or on behalf of the Corporation, nor, to the Knowledge of the Corporation, is any such notice expected to be received.

(g)           To the Knowledge of the Corporation, no person or entity providing services of any type with regard to any Product and no officer or director of the Corporation has been convicted of any crime or engaged in any conduct that could result in debarment or disqualification by Health Canada, the FDA or any other Governmental Authority exercising comparable authority and there are no proceedings pending or, to the Knowledge of the Corporation threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by Heath Canada, the FDA or any other Governmental Authority exercising comparable authority.

(h)           All material filings, renewals, declarations, listings, registrations, reports, documents, responses, claims, submissions and notices required to be filed, maintained, or furnished by the Corporation or, to the Knowledge of the Corporation, on behalf of the Corporation to Health Canada, the FDA or any other applicable Governmental Authority exercising comparable authority with respect to Products have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed.

(17)         Environmental Matters.

(a)           The business and the property and assets as carried on or used currently by the Corporation are carried on and used in material compliance with all Environmental Laws and the Environmental Permits listed in Schedule 3.02(17)(a) constitute all Environmental Permits held and required by the Corporation for the operation of its business or any of the property and assets used in the business and such permits are valid and in full force and effect.

(b)           The Corporation has not used any of its premises described in the lease agreement set forth in Schedule 3.02(11), property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in all material respects in compliance with all Environmental Laws; no Hazardous Substance is present on or in the said property or assets, except in compliance with all Environmental Laws.

(18)         Compliance with Laws. The Corporation is conducting its business in material compliance with all Applicable Laws; and the Corporation has conducted its business in compliance with all Applicable Laws, except for such non-compliance as has not or could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect. The Corporation is duly licensed, registered or qualified, and duly possesses all material Permits required to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications and Permits are valid and subsisting and in good standing and none of the same contains or is subject to any terms, provisions, conditions or limitations which, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Corporation.

(19)         Tax Matters.

Except as disclosed in Schedule 3.02(19):

(a)           Tax Filings. The Corporation has prepared and filed on time with all appropriate Governmental Authority all Tax Returns required to be filed by or on behalf of the Corporation for all fiscal periods ending on or before the Closing Date. All such Tax Returns are correct and complete in all material respects. No extension of time in which to file any such Tax Return is in effect. All Taxes shown on all such Tax Returns, or on any assessments or reassessments in respect of any such returns have been paid in full.

(b)           Taxes Paid. The Corporation has paid in full all material Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Closing Balance Sheet in accordance with generally accepted accounting principles for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date which are not required to be paid on or prior to the Closing Date

(c)           Reassessments of Taxes. There are no material reassessments of the Corporation’s Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing, or, to the Knowledge of the Corporation, otherwise, by any Governmental Authority for any taxation year in respect of which a Tax return of the Corporation has been audited. No Governmental Authority has challenged, disputed or questioned in writing, or, to the Knowledge of the Corporation, otherwise, the Corporation in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. The Corporation is not negotiating any draft assessment or draft reassessment with any Governmental Authority. The Corporation has not received any indication in writing, , or, to the Knowledge of the Corporation, otherwise, from any Governmental Authority that an assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits. The Corporation has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(d)           Withholding and Remittances. The Corporation has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation has withheld all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Authority within the time required under the applicable legislation. The Corporation has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Corporation. The Corporation does not have a permanent establishment in any country or jurisdiction where it has not filed Tax Returns.

(e)           There are no circumstances existing which could result in the application of sections 78, 160, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provincial or territorial provision to the Corporation. The Corporation has not directly or indirectly transferred property to or acquired property from a Person with which the Corporation did not deal at arm’s length within the meaning of the Tax Act other than for consideration equal to the fair market value of such property at the time of such transfer or acquisition.

(f)            The Corporation has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Tax Act and any applicable analogous provincial or territorial legislation.

(g)           All Canadian, federal and provincial research and development investment tax credits claimed (and refunds received) by the Corporation were claimed (and refunds received) in accordance, in all material respects, with the relevant rules and conditions under the Tax Act and applicable analogous provincial or territorial legislation.

(h)           The Corporation is duly registered under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”) and under An Act Respecting the Quebec Sales Tax for the purpose of the Quebec Sales Tax (“QST”). All input tax credits and refunds claimed by any such company for GST and QST purposes were calculated in accordance with Applicable Law. The Corporation has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and QST and other provincial sales tax or harmonized tax legislation in all material respects.

(20)         Financial Advisor. Except as set forth on Schedule 3.02(20), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated pursuant to this Agreement.

3.03        Representations and Warranties of the Purchaser and Parent

The Purchaser and Parent solidarily represent and warrant to the Vendors as follows, and acknowledge and confirm that the Vendors are relying on the representations and warranties contained herein in connection with the sale of by the Vendors of the Shares and the issuance by Parent of the Consideration Shares:

(a)           The Parent is a corporation duly incorporated, organized and subsisting in good standing under the laws of The Commonwealth of Massachusetts; and the Purchaser is a corporation duly incorporated, organized and subsisting in good standing under the laws of the Province of British Columbia, Canada. The Purchaser is a wholly-owned subsidiary of Parent;

(b)           Each of the Parent and the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by it hereunder;

(c)           The authorized capital stock of Parent consists of 1,000,000 shares of preferred stock, $.01 par value per share, 300,000,000 shares of common stock, $.01 par value per share, of which 162,229,475 shares of common stock are the only issued and outstanding shares of the capital stock of Parent as of February 24, 2009;

(d)           At the Time of Closing, all necessary corporate action will have been taken by Parent to validly create and issue the Consideration Shares and to register such shares with Parent’s transfer agent in the names of the Vendors, the ViroChem Employees and the ESOP Holders;

(e)           When issued in accordance with this Agreement, the Consideration Shares will be validly issued, fully paid and non-assessable and, subject to Section 2.03(1) and the Holdback Escrow Agreement or the Escrow Agreement, issued in the name of the applicable Vendor, ViroChem Employee and ESOP Holder;

(f)            Upon effectiveness of the Shelf Registration Statement, the Consideration Shares registered thereby will be freely tradable in the United States without restrictions on transfer and will not be subject to any hold period or escrow conditions except as provided in the Registration Rights Agreement, the Holdback Escrow Agreement and the Escrow Agreement;

(g)           Parent has filed or furnished to the SEC all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished, as applicable, by it with the SEC since January 1, 2008 (the “SEC Reports”). All reports and disclosure documents filed by Parent with the SEC, as of their respective dates, complied to form in all material respects with the requirements of Applicable Law and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which these were made, not misleading. The financial statements contained in the SEC Reports were prepared in accordance with U.S. generally acceptable accounting principles consistently applied and present fairly the consolidated financial position and results of operations of the Purchaser and its subsidiaries for the periods and as of the dates specified therein. Since December 31, 2008, there has not been any material change to the business of Parent except to the extent required to be disclosed and so disclosed in the SEC Reports;

(h)           This Agreement constitutes a valid and legally binding obligation of each of the Purchaser and Parent, enforceable against each of the Purchaser and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(i)            Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser or the Parent will result in a violation of:

(i)            any of the provisions of the constating documents or by-laws of the Purchaser or the Parent;

(ii)           any agreement or other instrument to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent is bound, except as could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect; or

(iii)          any Applicable Law in respect of which the Purchaser or the Parent must comply, except as could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(j)            No approval, order or consent of, waiver from or filing with any Governmental Authority (including under the Investment Canada Act) is required on the part of the Purchaser or the Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, other than post-transaction securities law and other filings which are due following the Closing Date;

(k)           The Parent currently has on hand sufficient immediately available funds and will on the Closing Date have sufficient immediately available funds to pay the Purchase Price; and

(l)            The Parent is a WTO investor within the meaning of the Investment Canada Act.

ARTICLE 4 - COVENANTS

4.01        Covenants of the Vendors and of the Corporation

(1)           Conduct of Business by the Corporation Pending Closing. Except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement until the Time of Closing, the Corporation will, except as required by Applicable Law:

(a)           carry on its business in all material respects in the ordinary course, consistent with past practice and in compliance in all material respects with Applicable Law;

(b)           use all reasonable commercial efforts to maintain and preserve intact its business, organization, intellectual property and goodwill, to keep available the officers, employees, consultants and independent contractors of its business as a group and to maintain satisfactory relationships with suppliers and others with whom the Corporation has business relationships;

(c)           use all reasonable commercial efforts to cause its current insurance policies not to be cancelled or terminated or any other coverage thereunder to lapse, unless simultaneously with such terminations, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, and where possible, for substantially similar premiums, are in full force and effect;

(d)           promptly advise the Purchaser of the occurrence of any material event, change, occurrence or circumstance or the planned abandonment, expiry or lapse of any material matter relating to the Corporation’s research and development activities or intellectual property;

(e)           promptly advise the Purchaser in writing of the occurrence of any event, change, occurrence or circumstance that individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or is reasonably likely to have a Material Adverse Effect in respect of the Corporation or of any facts that come to the attention of the Corporation which would cause any of the Vendors and/or the Corporation’s representations and warranties herein contained to be untrue in any material respect;

(f)            maintain the books, records and accounts of the Corporation in all material respects in the ordinary course, consistent with past practice and record all transactions on a basis consistent with past practice;

(g)           maintain in effect its Material Contracts (subject to the expiration of any contract pursuant to its terms or termination of such contract by a party other than the Corporation); and

(h)           not enter into any transaction and refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Corporation or the Vendors in this Agreement.

(2)           Access to Information. Prior to the Time of Closing and upon reasonable notice, the Corporation shall, and the Vendors will use their best efforts to cause the Corporation to, subject to any confidentiality obligations to third parties:

(a)           afford to the officers, employees, accountants, counsel and other representatives of the Parent who have agreed to be bound by the confidentiality obligations set forth in Section 4.06(1) reasonable access during normal working hours and without interference to the ordinary conduct of the business to all of its properties, books, contracts and records;

(b)           furnish promptly to the Parent all information concerning its business, properties, books, contracts, records and personnel as the Purchaser may reasonably request; and

(c)           make available to the officers, employees, accountants, counsel and other representatives of the Parent upon the reasonable request of the Parent and during normal working hours and without interference to the ordinary conduct of the business all officers, accountants, counsel and other representatives or agents of the Corporation with knowledge about the Corporation for discussion of the Corporation’s businesses, properties or personnel as the Parent may reasonably request.

(3)           Financial Statements. The Corporation shall, and the Vendors will use their commercially reasonable efforts to cause the Corporation to, use commercially reasonable efforts to prepare and deliver to Parent the 2008 Audited Financial Statements and the Form 8-K Financial Statements as promptly as practicable after the date hereof; provided, however, that the obligations of Purchaser and Parent hereunder, other than as specified in Section 4.02(1), shall not be conditional upon, or subject to, the delivery to Parent of the Form 8-K Financial Statements.

4.02        Covenants of Parent

(1)           Parent shall file the Shelf Registration Statement with the U.S. Securities Exchange Commission, and cause the Shelf Registration Statement to become effective, as of one (1) Business Day after the Closing Date unless both (a) the “cost of the Corporation”, determined as of the Closing Date in accordance with U.S. generally accepted accounting principles (and after giving effect to any adjustment pursuant to Section 2.05(4)), would exceed, with respect to Parent, the condition of significance in the definition of significant subsidiary in Rule 1-02(w)(1) of Regulation S-X under the Securities Act at the 50% percent level and (b) the Corporation has not delivered to Parent the Form 8-K Financial Statements at least three (3) Business Days prior to Closing Date.  In the event that Parent does not file with the U.S. Securities Exchange Commission and cause the Shelf Registration Statement to become effective one (1) Business Day after the Closing Date by reason of clauses (a) and (b) above, Parent and the Corporation shall cooperate, at the expense of Parent, to cause the Form 8-K Financial Statements to be completed as promptly as practicable after the Time of Closing and Parent shall file the Shelf Registration Statement, and cause the Shelf Registration Statement to become effective, no later than three (3) Business Days after completion of the Form 8-K Financial Statements.

(2)           From the date of this Agreement until the Time of Closing, Parent shall:

(a)           promptly advise the Vendors and the Securityholders’ Representative of any event, change, occurrence or circumstance that individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or is reasonably likely to have a Material Adverse Effect in respect of Parent, including in respect to the intellectual property protection for telaprevir, data from telaprevir clinical trials, or any material legal proceeding in relation to the Parent or its hepatitis C program, or of any facts that come to the attention of Parent which would cause any of the Parent’s and/or Purchaser’s representations and warranties herein contained to be untrue in any material respect; and

(b)           not enter into any transaction and refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Parent or the Purchaser in this Agreement.

4.03        Covenants of all Parties

(1)           Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 5 (Conditions and Termination), as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. The parties agree that irreparable damage (for which monetary damages would not be an adequate remedy) would occur in the event that any of the Purchaser, the Corporation or any Vendor fails to consummate the transactions contemplated hereby as a result of any breach of any representation or warranty, or breach of covenant or other obligation by such party under this Agreement or to give effect to the transactions contemplated hereby. It is accordingly agreed that, in addition to any other remedies, upon the occurrence of any such event, any other party shall have the right to obtain a decree of specific performance or other injunctive relief (without the necessity of proving the inadequacy of monetary damages as a remedy) to prevent the continuation of any such event.

(2)           Notice of Certain Events. Each of the Corporation and the Parent shall promptly notify the other of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Time of Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article 5 hereof (Conditions and Termination), and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof.

4.04        Directors’ and Officers’ Liability Insurance

The Purchaser shall purchase “tail” insurance coverage from the Corporation’s current directors and officers liability insurers, or from other insurers, that provides for a period of six (6) years that is substantially equivalent to the Corporation’s existing directors and officers liability insurance program, or if substantially equivalent insurance coverage is not available, the best available coverage. From and after the Closing Date, the Purchaser or the Parent will, and will cause the Corporation (or its successor) to, indemnify the current and former directors and officers of the Corporation to the fullest extent that the Corporation would be permitted under Applicable Law for actions or omissions taken or failed to be taken by them in their respective capacities as directors or officers of the Corporation. This Section 4.04 shall inure to the benefit of the current directors and officers of the Corporation who are express third party beneficiaries of and entitled to enforce this Section 4.04 against the Purchaser.

4.05        Tax Matters

(1)           The Purchaser does not assume and will not be liable for any Taxes which may be or become payable by the Vendors, the ViroChem Employees or the ESOP Holders, as the case may be, including any Taxes payable by the ViroChem Employees or ESOP Holders or required to be deducted, withheld or remitted by the Corporation or the ViroChem Trust resulting from or arising as a consequence of the exercise of options held by ViroChem Employees and ESOP Holders or the sale by the Vendors, the ViroChem Employees or the ESOP Holders, as the case may be, to the Purchaser of the Shares, the ViroChem Shares or the ESOP Shares.

(2)           The Corporation shall withhold from each payment or distribution to or for the benefit of the ViroChem Employees or ESOP Holders from the date hereof through the Closing Date, including from payments of the Purchase Price hereunder, all amounts required by law to be withheld on account of Taxes with respect to each such payment or distribution made or deemed to be made to any of its present or former employees, officers and directors, and with respect to such payment or distribution made to all persons who are non-residents of Canada for the purposes of the Tax Act, all amounts required by law to be withheld, and shall remit such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation shall also, after the date hereof, remit to the proper Government Authority all Canada and Quebec Pension Plan contributions, employment, insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees within the time required under the applicable legislation.

(3)           The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser shall also cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for all Straddle Periods (all such Tax Returns together with the Tax Returns referred to in the first sentence of this paragraph being referred to herein as “Stub Period Returns”). The Vendors and the Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such personnel, data and other information as may reasonably be required for the preparation of all Stub Period Returns including, without limitation, all personnel and data related to Canadian and Quebec research and development investment tax credit claims and shall preserve such data and other information until the expiration of any applicable limitation period under any Applicable Law with respect to such Stub Period Returns. At least thirty (30) days prior to the date on which a Stub Period Return is due to be filed, the Purchaser shall provide to the Auditor and the Vendors a reasonable opportunity to review and comment on a copy of such Stub Period Returns.

(4)           If, except as required by Applicable Law or as agreed to by the two-thirds in interest of the Vendors (based on the Shares listed in Column 1 of Schedule 2.02(2)), the Purchaser causes the Corporation to take any action on or after the Closing Date, make any election or deemed election or make or change any Tax election, amend any Tax Return or take any position on any Tax Return that results in or increases the amount of Taxes payable by the Corporation in respect of any period ending on or before the Closing Date, the Purchaser agrees that the Vendors are to have no liability for any Tax resulting from any such action. The Purchaser and the Parent will solidarily (hereby waiving the benefit of divisibility) indemnify and save harmless the Vendors, the ViroChem Employees, the ESOP Holders and the directors of the Corporation (where such action pertains to a Tax for which such directors may incur a personal liability), from and against all such Taxes arising out of or resulting from such action.

(5)           The Purchaser will provide notice to the Vendors of any inquiries made by, discussions with or representations or submissions proposed to be made to any Taxation Authority to the extent that the subject matter thereof relates to representations, covenants or obligations of the Vendors hereunder and could reasonably give rise to a right of indemnity hereunder. The Purchaser will forthwith advise the Vendors of the substance of any such inquiries or discussions and provide the Vendors with copies of any written communications from any Taxation Authority relating to such inquiries or discussions. The Purchaser will provide the Vendors a reasonable opportunity to comment on any such representations or submissions and to attend any meeting with any such Taxation Authority with respect to such matters.

(6)           Upon request of a Vendor, the Purchaser and the Corporation will effect the election described in subsection 256(9) of the Tax Act.

4.06        Confidentiality

(1)           Both prior to the Closing Date and, if the sale and purchase of the Shares, the ESOP Shares and ViroChem Shares hereunder fails to occur for whatever reason, thereafter, the Parent and the Purchaser will not disclose to anyone or use for its own or for any purpose other than the purpose contemplated by this Agreement any confidential information concerning the Vendors or the Corporation obtained by the Parent and the Purchaser pursuant hereto, will hold all such information in the strictest confidence and, if the sale and purchase of the Shares, the ESOP Shares and the ViroChem Shares hereunder fails to occur for whatever reason, will return all documents, records and all other information or data relating to the Vendors or to the Corporation which the Parent and the Purchaser obtained pursuant to this Agreement or in connection with the transactions contemplated hereby. Such return of documents shall be certified in writing by a senior officer of the Parent or the Purchaser. The Parent and the Purchaser agree and acknowledge that remedies at law for any breach of its obligations under this Section 4.06 may be inadequate and that, in addition thereto, the Vendors and the Corporation shall be entitled to seek equitable relief, including injunction and, to the extent practicable, specific performance, in the event of any such breach; and

(2)           The Vendors, ViroChem Employees and ESOP Holders agree to, and shall cause their agents, representatives, Affiliates, partners, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide to any person access to) all confidential information (whether oral or written) concerning the Parent and the Purchaser if marked or disclosed as such or the Corporation, except as may be required to be disclosed by Applicable Laws, (ii) in the event that any Vendor, ViroChem Employee or ESOP Holder or any such agent, representative, Affiliate, partner, employee, officer or director becomes legally compelled to disclose any such confidential information to the extent practicable, provide the Parent and the Purchaser with prompt written notice of such requirement so that the Parent and the Purchaser or the Corporation or any of their respective Affiliates may seek a protective order or other remedy or waive compliance with this Section 4.06, and (iii) in the event that such protective order or other remedy is not obtained, or the Parent or the Purchaser waives compliance with this Section 4.06, furnish only that portion of such confidential information which it is legally required to provide and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded all such confidential information. Each Vendor, ViroChem Employee and ESOP Holder agrees and acknowledges that remedies at law for any breach of its obligations under this Section 4.06 may be inadequate and that, in addition thereto, the Parent and the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

4.07        Release of Claims

Each Vendor, on behalf of it and its successors and assigns, hereby releases and forever discharges the Corporation, the Parent and the Purchaser and each of their officers and directors, from any and all actions, accounts, agreements, bonds, causes of action, claims, contracts, damages, debts, demands, doings, dues, executions, extents, omissions, promises, reckonings, specialties, suits, sum(s), variances and liabilities whatever, in law or equity, which such Vendor, in its capacity as a shareholder of the Corporation ever had, now has, or ever will have against the Corporation, the Parent or the Purchaser and their respective officers and directors, upon or by reason of or in connection with any matter, cause or thing related to the Corporation arising out of any act or omission prior to the Time of Closing, other than Claims for receipt of the Purchase Price pursuant to this Agreement or any other Claims pursuant to this Agreement and, with respect to Shire, with respect to payments owing to or to become owed under the Asset Purchase Agreement.

ARTICLE 5- CONDITIONS AND TERMINATION

5.01        Conditions to Closing of Each Party

The respective obligations of each party to effect the completion of the transactions contemplated hereunder is subject to the following conditions which are to be performed or complied with at or prior to the Time of Closing:

(1)           Governmental Approvals. All approvals of, or declarations or filings with, any Governmental Authority required to be obtained or made in order to consummate the transactions contemplated by this Agreement, if any, shall have been obtained or made; and

(2)           No Injunctions or Restraints; Illegality. No order or injunction (whether temporary, preliminary or permanent) issued by any U.S. or Canadian court or Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the transactions contemplated by this Agreement, nor shall any law or order applicable to the transactions contemplated by this Agreement make the consummation of such transactions illegal.

5.02        Conditions for the Benefit of the Purchaser and the Parent

The completion of the transactions contemplated hereunder is subject to the following conditions, which are for the exclusive benefit of the Purchaser and the Parent and which are to be performed or complied with at or prior to the Time of Closing:

(1)           Vendor Representations and Warranties. (i) Each of the representations and warranties of the Vendors set forth in Sections 3.01(1) (Vendor’s Shares), 3.01(2) (Power, Authority, Right), 3.01(3) (Establishment and Incorporation), 3.01(4) (No Agreements), 3.01(5) (No Conflict, Violation, Consents), 3.01(6) (No Insolvency), 3.01(7) (Legal Proceedings), and 3.01(8) (Binding Obligation) shall be true and correct at and as of the date of this Agreement and at and as of the Time of Closing as though then made (provided that any such representation and warranty that addresses matters only as of a certain date shall be so true and correct as of that certain date); and (ii) each of the other representations and warranties of the Vendors set forth in Section 3.01 shall be true and correct at and as of the date of this Agreement and at and as of the Time of Closing as though then made (provided that any such representation and warranty that addresses matters only as of a certain date shall be so true and correct in all respects as of that certain date), in each case determined without regard to qualifications as to materiality or Material Adverse Effect, except, for purposes of this sub-clause (ii), for any failure of any such representations and warranties being true and correct which would not adversely affect the ability of the Vendors to deliver title and ownership of the Shares to the Purchaser or otherwise comply in any material respect with the obligations hereunder.

(2)           Corporation Representations and Warranties. (i) Each of the representations and warranties of the Corporation set forth in Sections 3.02(1) (Establishment, Incorporation and Corporate Power), 3.02(2) (Capitalization), 3.02(3) (No Conflict, Violation, Consents), 3.02(4) (Subsidiaries), 3.02(12) (No Insolvency) and 3.02(20) (Financial Advisor) shall be true and correct at and as of the date of this Agreement and at and as of the Time of Closing as though then made (provided that any such representation and warranty that addresses matters only as of a certain date shall be so true and correct as of that certain date); and (ii) each of the other representations and warranties of the Corporation set forth in Section 3.02 shall be true and correct at and as of the date of this Agreement and at and as of the Time of Closing as though then made (provided that any such representation and warranty that addresses matters only as of a certain date shall be so true and correct in all respects as of that certain date), in each case determined without regard to qualifications as to materiality or Material Adverse Effect, except for purposes of this subclause (ii), for any failure of any such representations and warranties being true and correct which has not resulted in, and is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

(3)           ViroChem Employees and ESOP Holders Representations and Warranties. Each of the representations and warranties of the ViroChem Employees and ESOP Holders set forth in the interventions provided for in Schedules 6.02(2)(a) and 6.02(2)(b) hereto shall be true and correct at and as of the Time of Closing (provided that any such representation and warranty that addresses matters only as of a certain date shall be so true and correct as of that certain date);

(4)           Agreements and Covenants. Each of the Vendors, ViroChem Employees, ESOP Holders and the Corporation will have performed or complied in all material respects with all of the obligations and covenants pursuant to this Agreement to be performed or complied with by them at or prior to the Time of Closing;

(5)           Absence of a Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that individually or in the aggregate with any such events, changes, occurrences or circumstances has had or is reasonably likely to have a Material Adverse Effect in respect of the Corporation from the date of this Agreement to the Time of Closing;

(6)           Termination and Cancellation of Certain Agreements.

(a)           The Shareholders Agreement shall have been terminated and be of no further force or effect;

(b)           The Corporation shall furnish satisfactory evidence to the Purchaser that each holder of options under the Trust ESOP has validly exercised his or her options under the Trust ESOP or received notice from the Corporation and/or the ViroChem Trust that any unexercised options under the Trust ESOP will be terminated and no longer exercisable as of the Time of Closing; and

(c)           The ESOP, any options under the ESOP and any other option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Corporation shall have been terminated and be of no further force or effect as of the Time of Closing, and the Corporation shall furnish satisfactory evidence to the Purchaser (i) to such effect and that (ii) each holder of the options under the ESOP has (A) validly exercised his or her options under the ESOP prior to the Time of Closing, (B) consented in writing to the cancellation of his or her options prior to the Time of Closing, or (C) the Corporation has included in the Estimated Final Net Amount the aggregate amount set forth in Column 14 of Schedule 2.02(2) payable to holders of options under the ESOP who have not exercised their options under the ESOP for ESOP Shares prior to the Time of the Closing;

(7)           Transfer of Shares. All necessary steps and proceedings will have been taken to permit the Shares, the ViroChem Shares (including the transfer of all Shares held by the ViroChem Trust to the ViroChem Employees) and the ESOP Shares, to be duly and regularly transferred to and registered in the name of the Purchaser; and

(8)           Closing Deliveries. The Corporation, Vendors, ViroChem Employees and the ESOP Holders shall deliver the certificates, instruments and documents required to be delivered by them pursuant to Article 6 hereof.

5.03        Conditions for the Benefit of the Vendors

The completion of the transactions contemplated hereunder is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing:

(1)           Representations and Warranties. Each of the representations and warranties of the Purchaser and the Parent set forth in Section 3.03 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Time of Closing as though then made (provided that any such representation and warranty that addresses matters only as of a certain date shall be so true and correct as of that certain date);

(2)           Agreements and Covenants. The Purchaser and the Parent will have performed or complied in all material respects with all of the obligations and covenants pursuant to this

Agreement to be performed or complied with by them at or prior to the Time of Closing including, without limitation, the capital contribution contemplated by Section 2.04(4);

(3)           Closing Deliveries. The Purchaser and the Parent shall deliver the certificates, instruments and documents required to be delivered by it pursuant to Article 6 hereof;

(4)              Absence of a Material Adverse Effect. There shall not have been or occurred any Material Adverse Effect in respect of the Parent from the date of this Agreement to the Time of Closing that relates to the intellectual property protection for telaprevir, data from telaprevir clinical trials, or any material legal proceeding in relation to the Parent or its hepatitis C program;

(5)           Consideration Shares. The Consideration Shares shall have been approved for listing on The NASDAQ Stock Market, subject to official notice of issuance; and

5.04        Waiver of Condition

The Purchaser, in the case of conditions set out in Sections 5.01 and 5.02 applicable to the Corporation or the Vendors, the ViroChem Employees or the ESOP Holders, and the Vendors, in the case of conditions set out in Sections 5.01 and 5.03 applicable to the Corporation or the Purchaser and the Parent, will have the exclusive right to waive the performance or compliance of such conditions in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party.

5.05        Termination

This Agreement may be terminated, by notice given prior to or at the completion of the transactions herein contemplated:

(1)           by the Purchaser and the Parent if a breach of any representation, warranty or covenant of this Agreement has been committed by the Vendors and/or the Corporation, in each case such that the conditions set forth in Sections 5.02(1), 5.02(2), 5.02(3) or 5.02(4) would not be satisfied and such breach has not been waived or is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following the date on which the Purchaser and the Parent notify the Vendors and the Corporation of such breach;

(2)           by the Vendors if a breach of any representation, warranty or covenant of this Agreement has been committed by the Purchaser or the Parent, in each case such that the conditions set forth in Sections 5.03(1) or 5.03(2) would not be satisfied and such breach has not been waived or is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following the date on which the Vendors notify the Purchaser and the Parent of such breach;

(3)           by written agreement of the Purchaser, the Parent, the Corporation and the Vendors;

(4)           by the Purchaser and the Parent, if any event, change, occurrence or circumstance that individually or in the aggregate with any such events, changes, occurrences or circumstances has had or is reasonably likely to have a Material Adverse Effect in respect of the Corporation after the date of this Agreement;

(5)           by the Vendors, if there has been any Material Adverse Effect in respect of Parent from the date of this Agreement to the Time of Closing that relates to the intellectual property protection for telaprevir, data from telaprevir clinical trials, or any material legal proceeding in relation to Parent or its hepatitis C program;

(6)           by either the Purchaser, the Parent, the Corporation or the Vendors, if a court or Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 5.05(4) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such order or other action; or

(7)           by the Vendors or the Purchaser and the Parent if the completion of the transactions herein contemplated has not occurred (other than as a result of a failure by the party seeking to terminate this Agreement to satisfy a closing condition in favour of the other party which is within its reasonable control and subject to the party seeking to terminate this Agreement not being otherwise in default or breach) on or before the date which is one hundred and twenty (120) days from the date of this Agreement, or such later date as the Purchaser, the Parent and the Corporation may agree upon.

5.06        Effect of Termination

(1)           If this Agreement is terminated pursuant to Section 5.05, this Agreement (except for Sections 4.06 (Confidentiality) and 8.03 (Fees and Commissions), which shall survive such termination) will then be null and void and have no further force and effect, and no party shall have any Claim to performance of any nature whatsoever against any other party under this Agreement. Notwithstanding the foregoing, if (i) termination rights arise as contemplated by Section 5.05(1) or 5.05(2) and the party which is seeking termination of this Agreement is not itself in default or (ii) in the case of a termination right arising under Section 5.05(7), the failure of the closing to occur results from a default by the other party to satisfy a closing condition which is within its reasonable control, then the parties agree in either case (x) that irreparable damage (for which monetary damages would not be an adequate remedy) would occur, and (y) in addition to any other remedies, upon the occurrence of any such event, the non-breaching party shall have the right to obtain a decree of specific performance or other injunctive relief (without the necessity of proving the inadequacy of monetary damages as a remedy) to prevent the continuation of any such event.

(2)           Nothing in this Article 5 shall relieve or have the effect of relieving a party from liability for damages incurred or suffered by another party as a result of a breach of this Agreement by such party acting in bad faith with a clear intent and design to prevent the conditions precedent to this Agreement’s completion from being satisfied.

ARTICLE 6- CLOSING ARRANGEMENTS

6.01                        Closing

The sale and purchase of the Shares, the ViroChem Shares and the ESOP Shares will be completed at the Time of Closing at the offices of McCarthy Tétrault LLP, 1000 De La Gauchetière Street West, Suite 2500, Montreal, Québec, H3B 0A2.

6.02                        Deliveries

(1)           By the Vendors. At the Time of Closing:

(a)                                  Delivery of Share Certificates. Each Vendor shall deliver to the Purchaser share certificates representing the Shares identified on Schedule A as being held by each such Vendor, duly endorsed, or with a stock power attached, in favour of the Purchaser;

(b)                                 Officer Certificates. Each Vendor shall furnish the Purchaser with a certificate of such Vendor or an officer of such Vendor, in form and substance reasonably satisfactory to the Purchaser, as to the satisfaction of the conditions set forth in Sections 5.02(1) and 5.02(4) (with respect to the Vendor’s obligations only);

(c)                                  Registration Rights Agreement. Each Vendor shall deliver or cause to be delivered to the Purchaser the Registration Rights Agreement set forth on Schedule 6.02(1)(c) executed by such Vendor;

(d)                                 Holdback Escrow Agreement. Each Vendor, the Securityholders’ Representative and the ViroChem Trust shall deliver or cause to be delivered to the Purchaser the Holdback Escrow Agreement set forth in Schedule 6.02(1)(d), executed by such Vendor, the Securityholders’ Representative, the ViroChem Employees and the ViroChem Trust;

(e)                                  Escrow Agreement. Each Non-Resident Vendor shall deliver or cause to be delivered to the Purchaser the Escrow Agreement set forth in Schedule 6.02(1)(e), executed by such Non-Resident Vendor; and

(f)                                    Other Documents. The Vendors shall furnish all other documents, instruments or certificates required to be delivered by the Vendors at or prior to the Time of Closing pursuant to this Agreement.

(2)           By the Corporation. At the Time of Closing:

(a)                                  Intervention by ViroChem Employees. The Corporation shall deliver or cause to be delivered to the Purchaser an intervention to this Agreement executed by all of the ViroChem Employees, who will have exercised their options under the Trust ESOP, prior to the Time of Closing in the form of Schedule 6.02(2)(a);

(b)                                 Intervention by ESOP Holders. The Corporation shall deliver or cause to be delivered to the Purchaser an intervention to this Agreement executed by all of the ESOP Holders, who will have exercised their options under the ESOP prior to the Time of Closing, in the form of Schedule 6.02(2)(b);

(c)                                  Delivery of ViroChem Share Certificates. The Corporation shall cause each ViroChem Employee having exercised their options in the Trust ESOP prior to the Time of Closing to deliver the share certificates representing the ViroChem Shares, duly endorsed, or with a stock power attached, in favour of the Purchaser;

(d)                                 Delivery of ESOP Share Certificates. The Corporation shall cause each ESOP Holder having exercised their options in the ESOP prior to the Time of Closing to deliver the share certificates representing the ESOP Shares, duly endorsed, or with a stock power attached, in favour of the Purchaser;

(e)                                  Officer Certificate. The Corporation shall furnish the Purchaser with a certificate of the President and Chief Operating Officer of the Corporation, in form and substance reasonably satisfactory to the Purchaser, as to the satisfaction of the conditions set forth in Sections 5.02(2), 5.02(4), 5.02(5) and 5.02(6);

(f)                                    Secretary Certificate. The Corporation shall furnish copies of resolutions, certified by the Secretary of the Corporation, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(g)                                 Good Standing Certificate. The Corporation shall furnish to the Purchaser a certificate of good standing from the Governmental Authority of its jurisdiction of incorporation;

(h)                                 Closing Balance Sheet and Transaction Expenses. The Corporation shall have delivered to the Purchaser (A) the Estimated Closing Balance Sheet, (B) pay-off letters or final invoices in respect of Transaction Expenses, and (C) a certificate of the Corporation setting forth an estimate of the aggregate amount of Transaction Expenses (whether or not paid as of such date) incurred as of the Time of Closing or expected to be incurred following the Time of Closing;

(i)                                     Directors and Officers Resignations. All directors and officers of the Corporation shall have delivered to the Corporation letters of resignation effective at the Time of Closing;

(j)                                     Opinion of the Corporation’s Counsel. The Corporation shall furnish to the Purchaser an opinion from the Corporation’s counsel substantially in the form set out in Schedule 6.02(2)(j);

(k)                                  Registration Rights Agreement. The Corporation shall deliver or cause to be delivered to the Purchaser the Registration Rights Agreement executed by each ViroChem Employee and ESOP Holder;

(l)                                     Escrow Agreement. The Corporation shall deliver or cause to be delivered to the Purchaser the Escrow Agreement, executed by each Non-Resident Vendor who is a ViroChem Employee or an ESOP Holder;

(m)                               Allocation of Purchase Price. The Corporation shall deliver or cause to be delivered to the Purchaser and the Escrow Agent a final version of Schedule 2.02, with any changes from the date of this Agreement to be mutually agreed by the Corporation, the Parent and the Purchaser;

(n)                                 Financial Statements. The Corporation shall deliver or cause to be delivered to the Purchaser the 2008 Audited Financial Statements; and

(o)                                 Other Documents. All other documents, instruments or certificates required to be delivered by the Corporation, the ViroChem Employees and the ESOP Holders at or prior to the Time of Closing pursuant to this Agreement.

(3)           By the Purchaser and the Parent. At the Time of Closing:

(a)                                  Purchase Price. The Purchaser shall deliver to the Vendors, the ViroChem Employees, the ESOP Holders, the Holdback Escrow Agent and the Escrow Agent the portions of the Purchase Price payable to them pursuant to Section 2.03.

(b)                                 Officer Certificate. The Purchaser shall furnish the Corporation with a certificate of a senior officer of the Purchaser, in form and substance reasonably satisfactory to the Corporation, as to the satisfaction of the conditions set forth in Sections 5.03(1), 5.03(2) and 5.03(3).

(c)                                  Secretary Certificate. The Purchaser and the Parent shall furnish the Corporation copies of resolutions, certified by the Secretary of the Purchaser and the Parent, respectively, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(d)                                 Good Standing Certificate. The Purchaser and the Parent shall furnish to the Corporation a certificate of good standing from the Governmental Authority of their respective jurisdiction of incorporation.

(e)                                  Opinion of the Purchaser’s Counsel. The Purchaser will deliver to the Vendors an opinion from the Purchaser’s counsel substantially in the form set out in Schedule 6.02(3)(e);

(f)                                    Registration Rights Agreement. The Parent shall deliver or cause to be delivered to the Vendors, the ViroChem Employees and the ESOP Holders the Registration Rights Agreement, executed by the Parent;

(g)                                 Escrow Agreements. The Purchaser and the Parent shall deliver or cause to be delivered to the Vendors and the Securityholders’ Representative the Holdback Escrow Agreement, executed by the Purchaser and the Parent; and the Purchaser shall deliver or cause to be delivered to the Non-Resident Vendors and Vitus the Escrow Agreement, executed by the Purchaser;

(h)                                 Delivery of Consideration Shares Certificates. The Parent will have delivered to the Vendors, ViroChem Trust, for and on behalf of the ViroChem Employees, and the ESOP Holders the share certificates representing the Consideration Shares payable to each such party on the Closing Date, other than shares to be held in escrow pursuant to this Agreement, the Holdback Escrow Agreement or the Escrow Agreement, which shall be delivered to the Holdback Escrow Agent as provided therein; and

(i)                                     Other Documents. All other documents, instruments or certificates required to be delivered by the Purchaser or the Parent at or prior to the Time of Closing pursuant to this Agreement.

ARTICLE 7 — SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

7.01                        Survival of Representations and Warranties

(1)           Survival of Representations and Warranties of the Vendors, ViroChem Employees and ESOP Holders.

The representations and warranties of the Vendors, ViroChem Employees and ESOP Holders contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Purchaser and the Parent:

(a)                                  for a period equivalent to sixty (60) days following the statute of limitations with respect to the particular matter that is the subject matter thereof for (i) representations and warranties contained in, or incorporated through an intervention hereto, Sections 3.01(1) (Vendor’s Shares), 3.01(2) (Power, Authority, Right), 3.01(3) (Establishment and Incorporation), 3.01(4) (No Agreements), 3.01(5) (No Conflict, Violation, Consents) (but in the latter case only to the extent that a breach thereof has the same effect on title to the Shares as a breach of Sections 3.01(1) or 3.01(2) would have), 3.01(6) (No Insolvency), 3.01(7) (Legal Proceedings), 3.01(8) (Binding Obligation) and, with respect to the Vendors only (ii) representations and warranties in the certificate referred to in Section 6.02(1)(b) to the extent relating to such representations and warranties; and

(b)                                 for a period of twelve (12) months from the Closing Date for all other representations and warranties.

(2)           Survival of Representations and Warranties of the Corporation.

The representations and warranties of the Corporation contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Purchaser and the Parent:

(a)                                  for a period equivalent to sixty (60) days following the statute of limitations with respect to the particular matter that is the subject matter thereof for (i) representations and warranties contained in Sections 3.02(1)(a) and 3.02(1)(c) (Establishment, Incorporation, Corporate Power), 3.02(2) (Capitalization), 3.02(3) (No Conflict, Violation, Consents) and 3.02(19) (Tax Matters) and (ii) the representations and warranties in the certificate referred to in Section 6.02(2)(e) to the extent relating to such representations and warranties; and

(b)                                 for a period of twelve (12) months from the Closing Date for all other representations and warranties.

(3)           Survival of Representations and Warranties of the Purchaser.

The representations and warranties of the Purchaser contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Vendors, the ViroChem Employees and the ESOP Holders:

(a)                                  for a period equivalent to sixty (60) days following the statute of limitations with respect to the particular matter that is the subject matter thereof for (i) representations and warranties contained in Sections 3.03(a) (Incorporation), 3.03(b) (Authority), 3.03(c) (Capitalization), 3.03(d) and 3.03(e) (Consideration Shares), 3.03(c) (Enforceability), 3.03(i) (No Conflict) and (ii) the representations and warranties in the certificate referred to in Section 6.02(3)(b) to the extent relating to such representations and warranties; and

(b)                                 for a period of twelve (12) months from the Closing Date for all other representations and warranties.

(4)           Survival Following Notice of Loss

Notwithstanding anything to the contrary in this Section 7.01, any obligations under this Article 7 shall not terminate with respect to any losses as to which the Person to be indemnified shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Article 7 before the termination of the applicable survival period under this Section 7.01.

7.02                        Indemnification by the Vendors and ViroChem Employees

(1)           Subject to the provisions of this Article 7, each of the Vendors and ViroChem Employees (excluding, for avoidance of doubt, the ESOP Holders), individually and separately as related to Sections 7.02(1)(a) and 7.02(1)(b) and jointly as related to Sections 7.02(1)(c) and 7.02(1)(d) (and in no case solidarily), will indemnify and save harmless the Purchaser, the Parent and each of its directors, officers, employees and agents (collectively, the “Purchaser Indemnitees”) from and against all Claims incurred by or asserted against any of them directly or indirectly arising out of or resulting from:

(a)                                  any inaccuracy or misrepresentation in any representation or warranty of the Vendors or the ViroChem Employees in this Agreement or in any certificate or other document delivered or given by such Vendor or ViroChem Employee pursuant to this Agreement;

(b)                                 any breach of any covenant of the Vendors or the ViroChem Employees in this Agreement not caused by a breach by the Purchaser or the Parent of any of its representations, warranties and covenants under this Agreement or in any certificate or other document delivered or given by such Vendor or ViroChem Employee pursuant to this Agreement;

(c)                                  any inaccuracy or misrepresentation in any representation or warranty of the Corporation in this Agreement or in any certificate or other document delivered or given by the Corporation pursuant to this Agreement; and

(d)                                 any breach of any covenant of the Corporation in this Agreement not caused by a breach by the Purchaser or the Parent of any of its representations, warranties and covenants under this Agreement or in any certificate or other document delivered or given by the Corporation pursuant to this Agreement.

(2)           Notwithstanding the provisions of Section 7.02(1), in case of any Claims arising out of or resulting from the events contemplated in Sections 7.02(1)(a) or 7.02(1)(b), any such Claims may only be made against the Vendor or ViroChem Employee having made the inaccuracy, misrepresentation or breach.

(3)           No Claim seeking indemnification may be made pursuant to Section 7.02(1) unless a written notice describing such Claim in reasonable detail in light of the circumstances then known to the Purchaser Indemnitees is delivered to the relevant Vendor or ViroChem Employee with respect to Claims under Sections 7.02(1)(a) or 7.02(1)(b) and to the Vendors and the Securityholders’ Representative with respect to Claims under Sections 7.02(1)(c) or 7.02(1)(d). Such notice may be delivered at any time after the Closing Date but prior to the end of the applicable survival period set forth in Section 7.01.

(4)           The obligations of indemnification set forth in Sections 7.02(1)(a) or 7.02(1)(b) shall be subject to the following monetary limitations:

(a)                                  that the relevant Vendor or ViroChem Employee shall not be required to pay any amount in respect of such Claims in excess of an aggregate amount equal to the sum of the amounts set forth in Columns 18 and 30 of Schedule 2.02(2), except (i) for a breach of the representation and warranty set forth in, or incorporated through an intervention hereto, Section 3.01(9) (Not a Non-Resident), in which case the limit shall be increased to an amount equal to 25% of the Canadian

Purchase Price allocated to such Non-Resident Vendor (and an additional amount of 12% of the Canadian Purchase Price allocated to Vitus), and (ii) for a breach of the representations and warranties contained in, or incorporated through an intervention hereto, Sections 3.01(1) (Vendor’s Shares), 3.01(2) (Power, Authority, Right), 3.01(3) (Establishment and Incorporation), 3.01(4) (No Agreements), 3.01(5) (No Conflict, Violation, Consents) (but in the latter case only to the extent that a breach thereof has the same effect on title to the Shares as a breach of Sections 3.01(1) or 3.01(2) would have), 3.01(6) (No Insolvency), 3.01(7) (Legal Proceedings) and 3.01(8) (Binding Obligation), in which case the obligation to indemnify for all such Claims shall be limited to an amount in the aggregate equal to 100% of the portion of the Purchase Price received by such Vendor or ViroChem Employee (as set forth on Column 13 of Schedule 2.02(2)), minus any amount previously paid for any Claim resulting from obligations of indemnification of such Vendor or ViroChem Employee pursuant to Sections 7.02(1)(c) or 7.02(1)(d) of this Agreement.

(5)           The obligations of indemnification set forth in Sections 7.02(1)(c) or 7.02(1)(d) shall be subject to the following monetary limitations:

(a)                                  that the Vendors and ViroChem Employees shall not be required to pay any amount in respect of indemnification obligations relating to such Claims until the aggregate amount of all such Claims exceeds an amount equal to 0.5% of the Purchase Price and upon the aggregate amount of all such Claims exceeding such amount, the Vendors and ViroChem Employees shall only be required to pay all such amounts in excess of such amount, except in the event of Claims that arise out of any breach of the provisions of this Agreement referred to in (i) Section 7.01(2)(a) or (ii) 7.02(1)(d) with respect to only the covenants contained in Section 4.05, in which either case the Vendors and ViroChem Employees shall be required to pay all such amounts; and

(b)                                 that the Vendors and ViroChem Employees shall not be required to pay any amount in respect of all such Claims in excess of the sum of the amounts set forth in Columns 18 and 30 of Schedule 2.02(2) (minus any amount previously paid for any Claim resulting from obligations of such Vendor or ViroChem Employee under Section 7.02(1) of this Agreement), except in the event of Claims that arise out of any breach of the provisions of this Agreement referred to in Section 7.01(2)(a), in which case the obligation to indemnify for all such Claims shall be limited to an amount in the aggregate equal to 100% of the portion of the Purchase Price received by such Vendor or ViroChem Employee (as set forth on Column 13 of Schedule 2.02(2)) (minus any amount previously paid for any Claim resulting from obligations of such Vendor or ViroChem Employee under Section 7.02(1) of this Agreement), it being understood that the liability of any Vendor or ViroChem Employee for any Claim made pursuant to 7.02(1)(c) or 7.02(1)(d) shall be limited to such Vendor’s or ViroChem Employee’s proportionate share of such Claim as set forth in Column 4 of Schedule 2.02(a);

(6)           Any Claims relating to the obligations of indemnification set forth in Sections 7.02(1)(c) or 7.02(1)(d) shall first be satisfied by deduction from the Holdback Amount or any balance thereof in compliance with the terms and conditions of the Holdback Escrow Agreement. No Claims relating to the obligations of indemnification set forth in Sections 7.02(1)(a) or 7.02(1)(b) or for fraud, intentional misrepresentation or wilful misconduct may be satisfied against the Holdback Amount or any balance thereof except if there remains a balance of Holdback Amount at the date on which such balance is to be released to the Vendors and ViroChem Employees in compliance with the terms and conditions of the Holdback Escrow Agreement, and then only to the extent of the portion of such balance which is otherwise owed to the Vendor and ViroChem Employees against which the Purchaser Indemnitees have a Claim.

(7)         The value to be used for calculating the number of any Consideration Shares to be released to the Purchaser and Parent pursuant to the Holdback Escrow Agreement shall be the same value used in calculating the number of Consideration Shares to be issued in Section 2.03(1) of this Agreement.

7.03                        Indemnification by the ESOP Holders

(1)           Subject to the provisions of this Article 7, each of the ESOP Holders, individually and separately, not jointly or solidarily, will indemnify and save harmless the Purchaser Indemnitees from and against all Claims incurred by or asserted against any of them directly or indirectly arising out of or resulting from:

(a)                                  any inaccuracy or misrepresentation in any representation or warranty of the ESOP Holder in its intervention to this Agreement or in any certificate or other document delivered or given by such ESOP Holder pursuant to this Agreement; and

(b)                                 any breach of any covenant of the ESOP Holders in this Agreement not caused by a breach by the Purchaser of any of its representations, warranties and covenants under this Agreement or in any certificate or other document delivered or given by such ESOP Holder pursuant to this Agreement.

(2)           Notwithstanding the provisions of Section 7.03(1), in case of any Claims arising out of or resulting from the events contemplated in Sections 7.03(1)(a) or 7.03(1)(b) any such Claims may only be made against the ESOP Holder having made the inaccuracy, misrepresentation or breach.

(3)           No Claim seeking indemnification may be made pursuant to Section 7.03(1) unless a written notice describing such Claim in reasonable detail in light of the circumstances then known to the Purchaser Indemnitees is delivered to the relevant ESOP Holder. Such notice may be delivered at any time after the Closing Date but prior to the end of the applicable survival period set forth in Section 7.01.

(4)           The obligations of indemnification set forth in Section 7.03(1)(a) shall be subject to the following monetary limitations:

(a)                                  that the relevant ESOP Holder shall not be required to pay any amount in respect of such Claims in the aggregate in excess of an amount equal to 10% of the Purchase Price received by such ESOP Holder except (i) for a breach of the representation and warranty set forth in, or incorporated through an intervention hereto, Section 4 of Schedule 6.02(2)(b), in which case the limit shall be increased to an amount equal to 25% of the Canadian Purchase Price allocated to such Non-Resident Vendor and (ii) for a breach of the representations and warranties contained in, or incorporated through an intervention hereto, Sections 3.01(1) (Vendor’s Shares), 3.01(2) (Power, Authority, Right), 3.01(3) (Establishment and Incorporation), 3.01(4) (No Agreements), 3.01(5) (No Conflict, Violation, Consents) (but in the latter case only to the extent that a breach thereof has the same effect on title to the ESOP Shares as a breach of Sections 3.01(1) or 3.01(2) would have), 3.01(6) (No Insolvency), 3.01(7) (Legal Proceedings) and 3.01(8) (Binding Obligation), in which case the obligation to indemnify shall be limited to an amount in the aggregate equal to 100% of the portion of the Purchase Price received by such ESOP Holder (as set forth on Column 13 of Schedule 2.02(2)).

7.04                        Indemnification by the Purchaser and the Parent

(1)           Subject to the provisions of this Article 7, the Purchaser and the Parent will solidarily (thereby waiving the benefit of divisibility) indemnify and save harmless the Vendors, the ViroChem Employees and the ESOP Holders and their respective directors, officers, employees and agents (the “Vendor Indemnitees”) from and against all Claims incurred by or asserted against any of them directly or indirectly arising out of or resulting from:

(a)                                  any inaccuracy or misrepresentation in any representation or warranty of the Purchaser in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement,

(b)                                 any breach of any covenant of the Purchaser in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement not caused by a breach by the Vendors, the ViroChem Employees, the ESOP Holders or the Corporation of any of their representations, warranties and covenants under this Agreement or in any certificate or other document delivered or given pursuant to this Agreement, or

(c)                                  Claims against the Vendor Indemnitees by creditors of the Corporation or Claims against any of the directors of the Corporation by third parties arising out of or resulting from the reduction of the Corporation’s stated capital pursuant to section 38(1)(b) of the Canada Business Corporations Act  and/or the dividend, respectively, effected immediately before the Time of Closing pursuant to Section 2.04(3).

(2)           No Claim seeking indemnification may be made pursuant to Section 7.04(1) unless a written notice describing such Claim in reasonable detail in light of the circumstances then known to the Vendor Indemnitees is delivered to the Purchaser and the Parent. Such notice may be delivered at any time after the Closing Date but prior to the end of the applicable survival period set forth in Section 7.01.

(3)           The obligations of indemnification set forth in Section 7.04(1)(a), to the extent that they arise out of any breach of the provisions of this Agreement referred to in Section 7.01(3)(b), shall be subject to the following monetary limitations:

(a)                                  that the Purchaser or the Parent shall not be required to pay any amount in respect of such Claim in excess of an amount equal to 10% of the Purchase Price.

7.05                        Claims for Fraud

Notwithstanding any of the other provisions of this Article 7, all Claims for fraud, intentional misrepresentation or wilful misconduct or Claims arising out or resulting from Section 7.04(1)(c) shall not become time-barred and shall continue indefinitely and shall not be subject to any monetary limitation.  For avoidance of doubt, the obligations of any Vendor or ViroChem Employee  pursuant to this Section 7.05 with respect to and Claim for fraud, intentional misrepresentation or wilful misconduct by the Corporation is joint and not solidary (in which case, such Vendor’s or such ViroChem Employee’s liability shall be limited to such Vendor’s or ViroChem Employee’s proportionate share of such Claim as set forth in Column 4 of Schedule 2.02(a)), and with respect to such Vendor’s or ViroChem Employee’s own fraud, intentional misrepresentation or wilful misconduct is individual and separate and not joint or solidary (in which case such Vendor or ViroChem Employee shall be solely liable for the full amount of such Claim).

7.06                        Indemnification Procedures

(1)           A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by written notice to the party from whom indemnification is sought stating in reasonable detail the nature of the claim and the amount claimed or demanded therewith within ten (10) Business Days after first having actual knowledge of the matter; provided that no failure to provide such written notice shall excuse the indemnifying party from any of its obligations under this Article 7 except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Prior to receipt of a Third Party Claim (as defined below), neither the Parent, the Purchaser nor any Purchaser Indemnitee shall undertake to compromise or offer to settle any potential claims of third parties for which Claims might be indemnifable under this Article 7.

(2)           In the event that any action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Article 7 hereof (regardless of the limitations set forth therein) (each, a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 7.06, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Claims indemnified against hereunder, including but not limited to asserting claims and affirmative defenses and impleading or pursuing claims against other Persons who may have been responsible for all or part of the Claims associated with such Third Party Claim. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Claims indemnified by it hereunder, it shall within thirty (30) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Claims indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Claims under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim at its own expense. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified party in connection with any Third Party Claim. The parties hereto agree to provide commercially reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.06 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(3)           After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice; provided, however, that any amounts owed by a Vendor or ViroChem Employee shall be paid out of the Holdback Escrow Fund in accordance with this Agreement and the Holdback Escrow Agreement, if applicable.

(4)         The Vendors, ViroChem Employees and ESOP Holders shall have no right of contribution or other recourse against the Corporation or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by the Purchaser Indemnitees, it being acknowledged and agreed that the covenants and agreements of the Corporation are solely for the benefit of the Purchaser Indemnitees.

(5)         Any actions on behalf of or with respect to the ViroChem Employees and ESOP Holders under this Section 7.06 shall be taken by or directed to the Securityholders’ Representative under the authority set forth in Section 7.09 of this Agreement.  In addition, in the event of any disagreement or dispute among the Vendors with respect to (i) the negotiation, settlement or compromise of any Claim under this Section 7.06 or the Holdback Escrow Agreement or (ii) any dispute arising under this Agreement or the Holdback Escrow Agreement, the Purchaser, the Parent and the Purchaser Indemnitees shall be entitled to rely upon the written direction of two-thirds in interest of the Vendors  (based on the Shares listed in Column 1 of Schedule 2.02(2)).

7.07                        Exclusive Remedy

From and after the completion of the transactions herein contemplated, except for specific performance and injunctive relief in the case of a breach of Sections 4.03 through 4.07, the rights of indemnity set forth in this Article 7 are the sole and exclusive remedies of each party in respect of any inaccuracy or misrepresentation in any representation or warranty, or breach of covenant or other obligation by another party under this Agreement or the other documents or agreements executed by the parties in connection with or to give effect to the transactions contemplated hereby other than in respect of claims based on conduct constituting fraud, intentional misrepresentation or wilful misconduct.

7.08                        Adjustment to Purchase Price

All amounts payable by the Vendors, ViroChem Employees and ESOP Holders to a Purchaser Indemnitee pursuant to Article 7 will be deemed to be a decrease to the Purchase Price. All amounts payable by the Purchaser to a Vendor Indemnitee pursuant to Article 7 will be deemed to be an increase to the Purchase Price.

7.09                        Securityholders’ Representative

(1)           Appointment of Representative. The Securityholders’ Representative is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the ViroChem Employees and ESOP Holders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the ViroChem Employees and ESOP Holders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Holdback Escrow

Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such ViroChem Employees and ESOP Holders under this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement). By executing this Agreement, the Securityholders’ Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Securityholders’ Representative shall have the power to take any of the following actions on behalf of such ViroChem Employees and ESOP Holders: (i) to give and receive notices, communications and consents under this Agreement; (ii) to receive and distribute payments pursuant to this Agreement and the Holdback Escrow Agreement; (iii) to waive any provision of this Agreement and the Holdback Escrow Agreement; (iv) to assert any claim or institute any action; (v) to investigate, defend, contest or litigate any action initiated by any Person against the Securityholders’ Representative; (vi) to receive process on behalf of any or all such ViroChem Employees and ESOP Holders in any such action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Holdback Escrow Agreement; (viii) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Holdback Escrow Agreement; and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 7.09 and the transactions contemplated hereby.

(2)           Authority. The appointment of the Securityholders’ Representative by each such ViroChem Employee and ESOP Holder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such ViroChem Employees and ESOP Holders). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each such ViroChem Employee and ESOP Holder. All decisions of the Securityholders’ Representative shall be final and binding on all of the ViroChem Employees and ESOP Holders, and no such ViroChem Employees and ESOP Holders shall have the right to object, dissent, protest or otherwise contest the same. The Parent and the Purchaser shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Securityholders’ Representative and any document executed by the Securityholders’ Representative on behalf of any such ViroChem Employees and ESOP Holders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent wilful misconduct. The Securityholders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, such ViroChem Employees and ESOP Holders arising out of any act done or omitted by the Securityholders’ Representative in connection with the acceptance or administration of the Securityholders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or wilful misconduct.

(3)           Limitations on Authority. Notwithstanding anything to the contrary in Section 7.09(2) or any other provision of this Agreement or the Holdback Escrow Agreement, the Securityholders’ Representative shall have no authority with respect to Claims for indemnification against an individual ViroChem Employee or ESOP Holder pursuant to Sections 7.02(1)(a), 7.02(1)(b) or 7.03 of this Agreement or with respect to any other Claims against an individual ViroChem Employee or ESOP Holder, and the Purchaser and Parent shall deal exclusively with the relevant ViroChem Employee or ESOP Holder, or such Person’s authorized representative, with respect to such matters.

(4)           Resignation. The Securityholders’ Representative may resign by providing thirty (30) days prior written notice to each ViroChem Employee, ESOP Holder and the Parent. Upon the resignation of the Securityholders’ Representative, a majority-in-interest of the Vendors shall appoint a replacement Securityholders’ Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Securityholders’ Representative notifying the Parent in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and the Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Securityholders’ Representative as set forth in such written notice.

ARTICLE 8 - GENERAL

8.01                        Further Assurances

Each of the Vendors, ViroChem Employees, ESOP Holders, the Vendors’ Representative, the Corporation, the Parent and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.02                        Time of the Essence

Time is of the essence of this Agreement.

8.03                        Fees and Commissions

Each of the Vendors, ViroChem Employees, ESOP Holders, the Vendors’ Representative, the Corporation, the Parent and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement. The Transaction Expenses shall be paid in accordance with Section 2.03(3).

8.04                        Public Announcements

The Purchaser, the Parent and the Corporation shall consult with and obtain the approval of each other (which shall not be unreasonably withheld) before issuing any press release or other public announcement with respect to this Agreement, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by Applicable Law, stock exchange or securities market rules or the rules of any self-regulatory body having competent jurisdiction, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text. The parties acknowledge that the Parent will be required by the rules of the SEC to disclose in publicly available filings with the SEC this Agreement, details regarding the transactions contemplated by this Agreement and historical and pro forma financial information with respect to the Corporation, and consent to such disclosures. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, from and after the public announcement of the transactions contemplated by this Agreement, Parent may disclose information about the HCV Products that it deems, in its sole discretion, is of material interest to Parent’s investors, including but not limited to releasing top-line data from the Phase 1 clinical trial of VCH-222.

8.05                        Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

8.06                        Entire Agreement

This Agreement, together with the Holdback Escrow Agreement, the Escrow Agreement, the Registration Rights Agreement and the Confidentiality Agreement, including all Schedules thereto and hereto, constitute the entire agreement between the parties hereto (and the ViroChem Employees and ESOP Holders) with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement and the aforementioned agreements.

8.07                        Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.08                        Assignment

This Agreement may not be assigned by any of the parties hereto without the written consent of the Purchaser, the Parent, the Corporation, the Vendors and the Securityholders’ Representative, provided, however, (i) that this Agreement may be assigned by the Purchaser or the Parent without the consent of the Vendors or Securityholders’ Representative to an Affiliate of the Purchaser or the Parent, provided, however, that the Purchaser or the Parent will remain solidarily bound by the terms of this Agreement with any such Affiliate; and (ii) that this Agreement may be assigned by Fonds without the consent of the other Vendors or

Securityholders’ Representative to an Affiliate of Fonds or a limited partnership of which Fonds holds all the units, provided, however, that (A) such assignee agrees in writing to be bound by the terms of this Agreement, the Holdback Escrow Agreement, the Registration Rights Agreement and, if applicable, the Escrow Agreement, and (B) Fonds will remain solidarily bound by the terms of this Agreement,  the Holdback Escrow Agreement, the Registration Rights Agreement and, if applicable, the Escrow Agreement, with any such Affiliate or limited partnership.

8.09                        Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Vendors:

To CDPQ:

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

4258398 Canada Inc.

1001 de Maisonneuve Blvd. West

Montreal, Québec

H2A 3C8

Fax:         (514) 849-5191

Attention:              Louis Lacasse

To the Fonds:

FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.)

545 Crémazie Blvd. East

Suite 200

Montreal, Québec

H2M 2W4

Fax:         (514) 383-2500

Attention:              Vice President, Legal Affairs

To BDC:

BDC CAPITAL INC.

BDC Building

5 Place Ville-Marie

Suite 400

Montreal, Québec

H3B 5E7

Fax:         (514) 283-5455

Attention:              Jean-Francois Parizeau

To Dr. Francesco Bellini:

DR. FRANCESCO BELLINI

920 - 5th Avenue SW

Calgary, Alberta

T2P 5P6

Fax:         (403) 262-1117

To Dr. Gervais Dionne:

DR. GERVAIS DIONNE

2702 Place Guy-Sanche

St-Laurent, Québec

H4R 2T5

Fax:         (514) 333-8458

To IFML:

LES INVESTISSEMENTS F.M. LEGAULT INC.

33 Glencoe Avenue,

Outremont, Québec

H3T 1R1

Fax:         (514) 342-6764

Attention:              François Legault

To Shire:

SHIRE CANADA INC.

2250 Alfred-Nobel

Suite 500

St-Laurent, Québec

H4S 2C9

Fax:         (514) 787-2470

Attention:              Claude Perron

To Franklin M. Berger:

MR. FRANKLIN M. BERGER

257 Park Avenue South

15th Floor

New York, NY 10010

USA

Fax:         (212) 213-4447

To the Corporation:

VIROCHEM PHARMA INC.

275 Armand-Frappier Blvd.

Laval, Québec

H7V 4A7

Fax:         (514) 342-6764

Attention:              François Legault

To Power:

POWER CORPORATION OF CANADA

751 Victoria Square

Montreal, Québec

H2Y 2J3

Fax:         (514) 286-7476

Attention:              Senior Vice President and General Counsel

To Vitus:

VITUS INVESTMENTS III LTD.

80 Raffles Place

UOB Plaza 1 #25-01

Singapore 048624

Fax:         (86) 21 6881 7668

Attention:              Ban Su-Mei

With a copy to: Roberto Bellini

To Therapeutic Trust

and ViroChem Trust

Any notice or other communication to be given to the Trustees shall be addressed as follows:

DANIEL JOHNSON

1321 Sherbrooke Street West

Apt. D-61

Montreal, Québec

H3G 1J4

FRANÇOIS LEGAULT

33 Glencoe Avenue

Outremont, Québec

H3T 1R1

GERVAIS DIONNE

2702 Place Guy-Sanche

St-Laurent, Québec

H4R 2T5

With a copy to:

MCCARTHY TÉTRAULT LLP

1000 de la Gauchetière St. West

Suite 2500

Montreal, Québec

H3B 0A2

Fax:         (514) 875-6246

Attention:              Mireille Fontaine and Clemens Mayr

To the ViroChem Employees or ESOP Holders:

The Securityholders’ Representative (as set forth below)

With a copy to:

MCCARTHY TÉTRAULT LLP

1000 de la Gauchetière St. West

Suite 2500

Montreal, Québec

H3B 0A2

Fax:         (514) 875-6246

Attention:              Mireille Fontaine and Clemens Mayr

To the Securityholders’ Representative:

FRANÇOIS LEGAULT

33 Glencoe Avenue

Outremont, Québec

H3T 1R1

Fax:         (514) 342-6764

With a copy to:

MCCARTHY TÉTRAULT LLP

1000 de la Gauchetière St. West

Suite 2500

Montreal, Québec

H3B 0A2

Fax:         (514) 875-6246

Attention:              Mireille Fontaine and Clemens Mayr

To the Parent or the Purchaser:

Vertex Pharmaceuticals Incorporated

130 Waverly Street

Cambridge, Massachusetts 02139

Fax:         (617) 444-6483

Attention:              The Office of General Counsel

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts, 02111

Fax:         (617) 542-2241

Attention:              Michael L. Fantozzi, Esq.

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any of the parties to the others. Any demand, notice or other communication given by personal delivery will be presumed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

8.10                        Remedies Cumulative

Subject to Section 7.07, the right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

8.11                        No Third Party Beneficiaries

Except as provided in Sections 4.04 and 8.04, this Agreement is solely for the benefit of:

(a)                                  the Vendors and the Securityholders’ Representative, and their heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Purchaser and the Parent under this Agreement;

(b)                                 the Corporation, the ViroChem Employees and the ESOP Holders, and each of their heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Purchaser and the Parent under this Agreement; and

(c)                                  the Purchaser and the Parent, and each of their heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Corporation, Vendors, the Securityholders’ Representative, the ViroChem Employees and ESOP Holders under this Agreement.

and this Agreement will not be deemed to confer upon or give to any other person any remedy, claim, liability, reimbursement, cause of action or other right.

8.12                        Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

8.13                        Attornment

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Québec and the courts of the Province of Québec will have jurisdiction to entertain any action arising under this Agreement. The Vendors, the ViroChem Employees, the ESOP Holders, the Vendors’ Representative, the Parent and the Purchaser each attorns to the jurisdiction of the courts of the Province of Québec.

8.14                        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

8.15                        Representation by Counsel

Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

8.16                        Construction

The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.17                        Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

8.18                        Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement.

VIROCHEM PHARMA INC.

Per:	/s/ François Legault
Name: François Legault
Title: President

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

Per:	/s/ Louis Lacasse
Name: Louis Lacasse
Title: President, 4258398 Canada Inc

Per:
Name:
Title:

SHIRE CANADA INC.

Per:	/s/ Tatjana May
Name: Tatjana May
Title: EVP, General Counsel

FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.)

Per:	/s/ Serge Lapointe
Name: Serge Lapointe
Title: Directeur des investissements
Sciences de la vie

Signature Page to Share Purchase Agreement

1

BDC CAPITAL INC.

Per:	/s/ Denis Ho
Name: Denis Ho
Title: Managing Director

Per:	/s/ Jean Francois Pariseau
Name: Jean Francois Pariseau
Title: Director

/s/ Dr. Francesco Bellini
DR. FRANCESCO BELLINI

/s/ Dr. Gervais Dionne
DR. GERVAIS DIONNE

LES INVESTISSEMENTS F.M. LEGAULT INC.

Per:	/s/ François Legault
Name: François Legault
Title: President

/s/ Franklin M. Berger
FRANKLIN M. BERGER

POWER CORPORATION OF CANADA

Per:	/s/ Peter Kruyt
Name: Peter Kruyt
Title: Vice-President

Per:	/s/ Stephane Lemay
Name: Stephane Lemay
Title: Vice-President and Assistant General Counsel

Signature Page to Share Purchase Agreement

2

VITUS INVESTMENTS III PRIVATE LIMITED

Per:	/s/ Ban Su-Mei
Name: Ban Su-Mei
Title: Director

VIROCHEM RENAISSANCE TRUST, FOR AND ON BEHALF OF THE BENEFICIARIES THEREUNDER

Per:	/s/ François Legault
Trustees: François Legault

Per:	/s/ Dr. Gervais Dionne
Trustees: Dr. Gervais Dionne

THERAPEUTIC RENAISSANCE TRUST, FOR AND ON BEHALF OF THE BENEFICIARIES THEREUNDER

Per:	/s/ Dr. Gervais Dionne
Trustees: Dr. Gervais Dionne

Per:	/s/ François Legault
Trustees: François Legault

/s/ François Legault
FRANÇOIS LEGAULT,
AS SECURITYHOLDERS’ REPRESENTATIVE

Signature Page to Share Purchase Agreement

3

VERTEX PHARMACEUTICALS INCORPORATED

Per:	/s/ Ian F. Smith
Name: Ian F. Smith
Title: Executive Vice President and Chief Financial Officer

VERTEX PHARMACEUTICALS (CANADA) INCORPORATED

Per:	/s/ Ian F. Smith
Name: Ian F. Smith
Title: Executive Vice President and Chief Financial Officer

Signature Page to Share Purchase Agreement

4

ATTACHMENT TO THE SHARE PURCHASE AGREEMENT:

AGREEMENT TO FURNISH OMITTED SCHEDULES UPON REQUEST AND LIST OF OMITTED SCHEDULES

AGREEMENT:   The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

LIST OF OMITTED SCHEDULES:

Schedule A	-	Share Ownership of the Corporation
Schedule 2.02(2)	-	Allocation of Purchase Price
Schedule 2.03(1)(a)	-	Holdback Escrow Agent Trust Account
Schedule 2.03(2)	-	McCarthy Tétrault Trust Account
Schedule 2.03(2)(c)	-	Escrow Agent Trust Account
Schedule 3.01(5)	-	No Conflict, Violation, Consents
Schedule 3.01(10)(a)(i)	-	Definition of U.S. Person
Schedule 3.01(10)(b)	-	Definition of an Accredited Investor
Schedule 3.02(1)(b)	-	Articles of Incorporation and By-Laws of the Corporation, as Amended
Schedule 3.02(2)(e)	-	ESOP
Schedule 3.02(5)(b)	-	Financial Statements
Schedule 3.02(6)	-	Undisclosed Liabilities
Schedule 3.02(7)	-	Changes and Unusual Transactions
Schedule 3.02(8)(a)	-	List of Directors, Officers, Employees, Consultants and Independent Contractors of the Corporation
Schedule 3.02(8)(b)	-	List of Employment, Consulting and Independent Contractor Agreements
Schedule 3.02(9)(a)	-	Benefit Plans
Schedule 3.02(10)(a)(i)	-	Registered and Applied for Owned Intellectual Property
Schedule 3.02(10)(a)(ii)	-	Rights of Others in the Owned Intellectual Property
Schedule 3.02(10)(b)	-	Registration, Maintenance and Fees for Owned Intellectual Property
Schedule 3.02(10)(d)	-	License Agreements
Schedule 3.02(10)(e)	-	Consents Required to License or Sub-License
Schedule 3.02(10)(f)	-	Sufficiency of Intellectual Property
Schedule 3.02(10)(g)	-	Infringement of Third Party Intellectual Property Rights
Schedule 3.02(10)(h)	-	Infringement of Corporation Owned Intellectual Property
Schedule 3.02(10)(i)	-	Validity and Enforceability of Owned Intellectual Property
Schedule 3.02(11)	-	Lease Agreement and Related Agreements
Schedule 3.02(14)	-	Insurance Policies
Schedule 3.02(15)(a)	-	Material Contracts
Schedule 3.02(16)(a)	-	List of Products
Schedule 3.02(16)(c)(i)	-	List of Clinical Trials Conducted or Being Conducted in Canada or the United States
Schedule 3.02(16)(c)(ii)	-	List of Other Clinical Trials Planned or Contemplated
Schedule 3.02(16)(c)(iii)	-	Protocols for Clinical Trials
Schedule 3.02(16)(d)	-	List of Notices Disclosed to Purchaser
Schedule 3.02(17)(a)	-	Environmental Permits
Schedule 3.02(19)	-	Tax Matters
Schedule 3.02(20)	-	Financial Advisor
Schedule 6.02(1)(c)	-	Form of Registration Rights Agreement
Schedule 6.02(1)(d)	-	Form of Holdback Escrow Agreement
Schedule 6.02(1)(e)	-	Form of Escrow Agreement
Schedule 6.02(2)(a)	-	Form of Intervention of the ViroChem Employees

Schedule 6.02(2)(b)	-	Form of Intervention of the ESOP Holders
Schedule 6.02(2)(j)	-	Form of Legal Opinion of McCarthy Tétrault LLP
Schedule 6.02(3)(e)	-	Form of Legal Opinion of Purchaser’s Counsel